Filed Pursuant to Rule 424(b)(5)

Registration No. 333-283882

PROSPECTUS

Baijiayun Group Ltd

Up to 4,378,380 Class A Ordinary Shares

This prospectus relates to the resale of up to 4,378,380 Class A ordinary shares, par value US$0.0001 per share (the “Class A ordinary shares”) of Baijiayun Group Ltd, by YA II PN, LTD., a Cayman Islands exempt limited company (the “Selling Securityholder”). Pursuant to a standby equity purchase agreement we entered into with the Selling Securityholder on December 6, 2024 (the “Purchase Agreement”), we may, in our discretion, elect to issue and sell to the Selling Securityholder, from time to time after the date of this prospectus, and the Selling Securityholder has committed to purchase from us, at our direction, up to US$50,000,000 of our Class A ordinary shares over the course of 24 months following the date of the Purchase Agreement, subject to terms and conditions specified in the Purchase Agreement. The price of the Class A ordinary shares to be issued under the Purchase Agreement shall be (1) 85% of the lowest volume weighted average trading price (the “VWAP”) of the Class A ordinary shares for the three consecutive trading days immediately following the delivery of each written notice (each, an “Advance Notice”) by us to the Selling Securityholder requesting an advance pursuant to the Purchase Agreement, or (2) the conversion price as set forth in convertible promissory notes issued and issuable by us to the Selling Securityholder as discussed below. In connection with the execution of the Purchase Agreement, we have agreed to pay a commitment fee in an amount equal to US$500,000 in cash or by the issuance of 54,055 Class A ordinary shares (the “Commitment Shares”) to the Selling Securityholder on or before the effective date of the registration statement on Form F-3 (No. 333-283882) filed with the SEC on December 18, 2024. See the section entitled “Prospectus Summary — Recent Development” for a description of the Purchase Agreement and the section entitled “Selling Securityholder” for additional information regarding the Selling Securityholder.

In connection with and subject to the satisfaction of certain conditions set forth in the Purchase Agreement, the Selling Securityholder will pre-advance to us up to US$15,000,000 of the US$50,000,000 commitment amount (a “Pre-paid Advance”), with each Pre-paid Advance to be evidenced by a convertible promissory note (each, a “Note” and collectively, the “Notes”). The first Pre-paid Advance in the principal amount of US$3,000,000 was advanced on December 6, 2024. The second Pre-paid Advance in the principal amount of US$3,000,000 was advanced on December 20, 2024. The third Pre-paid Advance shall be in a principal amount of US$2,000,000 and advanced on the second trading after the effectiveness of the registration statement on Form F-3 (No. 333-283882) filed with the SEC on December 18, 2024. The fourth Pre-paid Advance shall be in a principal amount of US$7,000,000 and advanced upon the mutual consent of us and the Selling Securityholder. Each Note is subject to a 10% original issue discount to the principal amount of such Note.

Each Note will accrue interest on the outstanding principal balance at the rate of nil per annum (which shall be increased to an annual rate of 18% upon the occurrence of an event of default (as defined in the respective Note), and has a maturity date of October 6, 2025 (as may be extended at the option of the Investor). At the election of the Selling Securityholder, all or a portion of the principal, interest, or other amounts outstanding under each Note may be converted into a number of Class A ordinary shares at the conversion price as set forth in each Note.

In connection with the execution of the Purchase Agreement, we and the Investor have entered into a registration rights agreement on December 6, 2024, pursuant to which we shall register the resale of the Class A ordinary shares issuable pursuant to the Purchase Agreement and the Notes. The 4,378,380 Class A ordinary shares being registered in this prospectus represents the sum of (1) 4,324,325 Class A ordinary shares issuable to the Selling Securityholder upon the conversion of the Notes with an aggregate principal amount of US$8,000,000, and (2) 54,055 Commitment Shares.

We are not selling any Class A ordinary shares under this prospectus and will not receive any of the proceeds from the sale or other disposition of Class A ordinary shares by the Selling Securityholder. The Selling Securityholder or its pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the Class A ordinary shares described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Securityholder will bear all commissions and discounts, if any, attributable to the sales of Class A ordinary shares. We will bear all other costs, expenses and fees in connection with the registration of the Class A ordinary shares. See “Plan of Distribution” beginning on page 47 for more information about how the Selling Securityholder may sell or dispose of the Class A ordinary shares. The Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Class A ordinary shares we may direct the Selling Securityholder to purchase under the Purchase Agreement, but not with respect to those Class A ordinary shares issuable in connection with the Pre-paid Advance and any related conversion of the Notes.

Our Class A ordinary shares are listed on the Nasdaq Global Market, under the trading symbol “RTC.” On December 27, 2024, the closing price for our Class A ordinary shares on Nasdaq was US$3.58.

Our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 15 votes on all matters subject to vote at general meetings of our company. Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder to any person or entity which is not an affiliate of such holder, or upon a change of ultimate beneficial ownership of any Class B ordinary share to any person or entity who is not an affiliate of such holder, each of such Class B ordinary shares shall be automatically and immediately converted into one Class A ordinary share. See “Description of Share Capital.”

Baijiayun Group Ltd is a Cayman Islands holding company with no substantive operations. We have carried out our video-centric technology solution business through Zhejiang Baijiashilian Technology Co., Ltd. (“Zhejiang WFOE”) and its contractual arrangements, commonly known as the VIE structure, with the BaiJiaYun Group Co., Ltd. and Baijia Cloud Technology Co., Ltd. (each a “VIE” and collectively, the “VIEs”) based in China and their respective shareholders. As used in this prospectus, “we,” “us,” “our company,” and “our,” refer to Baijiayun Group Ltd, together as a group with its subsidiaries, and, in the context of describing the substantive operations and financial information relating to such operations of Baijiayun Group Ltd, its subsidiaries, and the VIEs and their respective subsidiaries as a whole, refer to Baijiayun Group Ltd, its subsidiaries and the VIEs and their subsidiaries. The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where the PRC law restricts direct foreign investment in certain operating companies, such as certain value-added telecommunications services and other internet related business. Neither Baijiayun Group Ltd nor our wholly foreign-owned enterprises (the “WFOEs”) owns any equity interests in the VIEs and their subsidiaries. Our contractual arrangements with the VIEs and their respective shareholders are not equivalent of an investment in the equity interest of the VIEs, and investors may never hold equity interests in the VIEs and their subsidiaries. Instead, we are regarded as the primary beneficiary of the VIEs and we consolidate the financial results of the affiliated entities under U.S. GAAP in light of the VIE structure. Investors in the Class A ordinary shares are purchasing the equity securities of Baijiayun Group Ltd, the Cayman Islands holding company, rather than the equity securities of the VIEs and their subsidiaries. The VIE structure involves unique risks to investors in the Class A ordinary shares. It may not provide effective operational control over the VIEs and their subsidiaries and also faces risks and uncertainties associated with, among others, the interpretation and the application of the current and future PRC laws, regulations and rules to such contractual arrangements. As of the date of this prospectus, the agreements under the contractual arrangements have not been tested in a court of law. If the PRC regulatory authorities find these contractual arrangements non-compliant with the restrictions on direct foreign investment in the relevant industries, or if the relevant PRC laws, regulations and rules or their interpretation change in the future, we could be subject to severe penalties or be forced to relinquish our beneficiary interests in the VIEs or forfeit our rights under the contractual arrangements. The PRC regulatory authorities could disallow the VIE structure at any time in the future, which would cause a material adverse change in our operations and cause the value of our securities you invested in this offering to significantly decline or become worthless.

We face various legal and operational risks and uncertainties related to doing business in China as we, through our WFOEs and the VIEs and their subsidiaries, conduct our operations in China. We are subject to complex and evolving laws and regulations in China. The PRC government has indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, and initiated various regulatory actions and made various public statements, some of which are published with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. For instance, we face risks associated with regulatory approvals on overseas offerings and oversight on cybersecurity and data privacy, which may impact our ability to conduct certain business, accept foreign investments, or list and conduct offerings on a U.S. or other foreign stock exchange. These risks could result in a material adverse change in our operations and the value of our Class A ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause the value of such securities to significantly decline or become worthless.

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and the related guidelines, which became effective on March 31, 2023. The Overseas Listing Trial Measures, which reformed the existing regulatory regime for overseas offering and listing of securities by PRC domestic companies and both direct and indirect overseas offering and listing of securities by PRC domestic companies, imposes a filing-based regulatory regime. The CSRC provided further notice related to the Overseas Listing Trial Measures that companies whose securities were listed on overseas stock exchanges prior to March 31, 2023 are not required to make immediate filings for those listings, but are required to make filings for subsequent securities offerings in accordance with the Overseas Listing Trial Measures within three business days after the closing of such subsequent securities offerings. We are required to submit the CSRC filing in connection with our issuance of the Notes and the sales of Class A ordinary shares pursuant to the Purchase Agreement within the timeframe stipulated by the Overseas Listing Trial Measures. As the filing documents still need to be reviewed by the CSRC, we cannot assure you that we would be able to complete the filing procedures, obtain the approvals or complete other compliance procedures in a timely manner, or at all, or that any completion of filing or approval or other compliance procedures would not be rescinded.

We are subject to a number of prohibitions, restrictions and potential delisting risk under the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023 (the “HFCAA”). Pursuant to the HFCAA, if we have filed an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect and investigate completely, the SEC will identify us as a “Commission-identified Issuer,” and the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the United States, will be prohibited if we are identified as a Commission-identified Issuer for two consecutive years. In August 2022, the PCAOB, the CSRC and the Ministry of Finance of the PRC signed the Statement of Protocol, which establishes a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong.

On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors outside of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and pursue ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed.

If the PCAOB is unable to inspect and investigate completely our registered public accounting firm located in China and we fail to retain another registered public accounting firm that the PCAOB is able to inspect and investigate completely, or if we otherwise fail to meet the PCAOB’s requirements, our Class A ordinary shares will be delisted from Nasdaq, and will not be permitted for trading over the counter in the United States under the HFCAA and related regulations. The related risks and uncertainties could cause the value of our Class A ordinary shares to significantly decline or become worthless.

Cash may be transferred among Baijiayun Group Ltd, our WFOEs and the VIEs, in the following manners: (1) funds may be transferred to our WFOEs from Baijiayun Group Ltd as needed through our subsidiary in Hong Kong in the form of capital contribution or shareholder loan; (2) funds may be paid by the VIEs to our WFOEs, as service fees according to the contractual arrangements; (3) dividends or other distributions may be paid by our WFOEs to Baijiayun Group Ltd through our subsidiary in Hong Kong; and (4) our WFOEs and the VIEs may lend to and borrow from each other from time to time for business operation purposes. As of June 30, 2023 and 2024, (1) the aggregate amount of capital contribution by us to our subsidiaries in Hong Kong was US$47.9 million and US$2.0 million, respectively; and (2) the aggregate amount of capital contribution by us to the WFOEs through our subsidiaries in Hong Kong was US$61.9 million and US$3.4 million, respectively. For the 2022, 2023 and 2024 fiscal years, there were no loans between the VIEs and the WFOEs, net cash transferred by the VIEs to the WFOEs, or transfer of assets within our organization.

As of the date of this prospectus, none of Baijiayun Group Ltd, our WFOEs and the VIEs has paid any dividends or made any distributions to their respective shareholder(s), including any U.S. investors. For details, see “Prospectus Summary — Implications of Being a Company with the Holding Company Structure and the VIE Structure — Cash and asset flows through our organization.” We expect to continue to distribute earnings and settle the service fees owed under the VIE agreements at the request of our WFOEs and based on our business needs, and we do not expect to declare dividends in the foreseeable future. We currently have not maintained any cash management policies that specifically dictate how funds shall be transferred among Baijiayun Group Ltd, the subsidiaries of Baijiayun Group Ltd (including our WFOEs), the VIEs and their subsidiaries and investors. We will determine the payment of dividends and fund transfer based on our specific business needs in accordance with the applicable laws and regulations. See “Prospectus Summary — Dividend Distribution and Taxation.”

To the extent our cash or assets in the business are in mainland China or Hong Kong or a mainland China or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of Baijiayun Group Ltd, our subsidiaries or the VIEs and their subsidiaries to transfer cash or assets. The PRC government imposes controls on the convertibility of RMB into foreign currencies and the remittance of funds out of China, which may restrict the transfer of cash between Baijiayun Group Ltd, our subsidiaries, the VIEs and their subsidiaries or the investors. Under PRC laws and regulations, our WFOEs and the VIEs and their subsidiaries are subject to certain foreign exchange restrictions with respect to payment of dividends or otherwise transfers of any of their net assets to us. Remittance of dividends by our WFOEs out of China is also subject to certain procedures with the banks designated by the PRC State Administration of Foreign Exchange. These restrictions are benchmarked against the paid-up capital and the statutory reserve funds of our WFOEs and the net assets of the VIEs in which we have no legal ownership. While between Baijiayun Group Ltd and our Hong Kong subsidiary, there are currently no such restrictions on foreign exchange and our ability to transfer cash or assets, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future become applicable to our Hong Kong subsidiary in the future, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity, such funds or assets may not be available due to interventions in or the imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government. Furthermore, we cannot assure you that the PRC government will not intervene or impose restrictions on Baijiayun Group Ltd, its subsidiaries and the VIEs and their subsidiaries to transfer or distribute cash within the organization, which could result in an inability of or prohibition on making transfers or distributions to entities outside of mainland China and Hong Kong.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance standards of the Nasdaq Stock Market.

The information contained or incorporated in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” section contained in this prospectus, the applicable prospectus supplement, and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus, including any prospectus supplement and documents incorporated by reference. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED DECEMBER 31, 2024

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholder have authorized anyone to provide you with different information. Neither we nor the Selling Securityholder are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale of the securities offered by the Selling Securityholder described in this prospectus.

Neither we nor the Selling Securityholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholder take responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

Unless otherwise stated or unless the context otherwise requires in this prospectus:

●	“BaiJiaYun Group” means BaiJiaYun Group Co., Ltd., a PRC limited liability company.

●	“Baijia Cloud Technology” means Baijia Cloud Technology Co., Ltd., a PRC limited liability company.

●	“Beijing WFOE” means Beijing Baishilian Technology Co., Ltd., a PRC limited liability company.

●	“BJY” means BaiJiaYun Limited, a Cayman Islands exempted company with limited liability and the wholly-owned subsidiary of Baijiayun Group Ltd.

●	“CAC” means the Cyberspace Administration of China.

●	“China” or “PRC” means the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau.

●	“Class A ordinary share” means a Class A ordinary share in the capital of our company, with a par value of US$0.0001 per share.

●	“Class B ordinary share” means a Class B ordinary share in the capital of our company, with a par value of US$0.0001 per share.

●	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

●	“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

●	“CSRC” means the Chinese Securities Regulatory Commission.

●	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

●	“fiscal year” means the period from July 1 of the previous calendar year to June 30 of the concerned calendar year.

●	“Fuwei” means Fuwei Films (Holdings) Co., Ltd., the former name of our company prior the consummation of the Merger.

●	“GAAP” means United States generally accepted accounting principles.

●	“HFCAA” means the Holding Foreign Companies Accountable Act, as amended by the Consolidated Appropriations Act, 2023.

●	“IRS” means the U.S. Internal Revenue Service.

●	“Investor” or “Selling Securityholder” means YA II PN, LTD.

●	“Merger” means the transaction pursuant to an agreement and plan of merger, dated as of July 18, 2022 (the “Merger Agreement”), by and between Fuwei and BJY, pursuant to which a wholly-owned subsidiary of Fuwei (“Merger Sub”) was merged with and into BJY, with BJY being the surviving entity and a wholly-owned subsidiary of Fuwei. Shareholders of BJY exchanged all of the issued and outstanding shares of BJY immediately prior to the Merger for newly issued shares of Fuwei in a transaction exempt from the registration requirements under the Securities Act.

●	“Nasdaq” means The Nasdaq Stock Market LLC.

●	“Notes” means the convertible promissory notes issued and issuable pursuant to the terms of the Purchase Agreement with an aggregate principal amount of up to US$15,000,000.

●	“ordinary shares” means, collectively, our Class A ordinary shares and Class B ordinary shares.

●	“PCAOB” means the Public Company Accounting Oversight Board.

●	“Purchase Agreement” means the standby equity purchase agreement dated as of December 6, 2024 by and between Baijiayun Group Ltd and YA II PN, LTD.

●	“RMB” or “Renminbi” means the legal currency of China.

●	“video-centric technology solution business” means Software-as-a-Service (“SaaS”) and Platform-as-a-Service (“PaaS”) solutions and cloud and software related solutions and enterprise AI and system solutions offered by BJY, which is expected to be our principal business after the Merger.

●	“SAFE” means the State Administration of Foreign Exchange of the PRC.

●	“SAT” means the State Administration of Taxation of the PRC.

●	“SEC” means the United States Securities and Exchange Commission.

●	“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

●	“Share Consolidation” means the five-to-one reverse share split, effective on May 30, 2024, whereby every five then issued and outstanding ordinary shares were consolidated into one ordinary share, par value US$2.59504 per share. Following the Capital Reorganization (as defined herein), the par value per ordinary share was changed to US$0.0001.

●	“U.S. GAAP” means United States generally accepted accounting principles.

●	“US$” or “U.S. dollars” means the legal currency of the United States of America.

●	“VIEs” means entities that Baijiayun Group Ltd consolidates through contractual arrangements, including BaiJiaYun Group and Baijia Cloud Technology.

●	“we,” “us,” “our company” and “our” mean Baijiayun Group Ltd, a Cayman Islands exempted company with limited liability (formerly known as Fuwei Films (Holdings) Co., Ltd.), and its subsidiaries, the VIEs and their respective subsidiaries.

●	“WFOEs” means our wholly foreign-invested enterprises in China, including Beijing WFOE, Zhejiang WFOE, Shenzhen Baishilian Technology Co., Ltd., Nanning Baishilian Information Technology Co., Ltd., and Nanjing Baishilian Technology Co., Ltd.

●	“Zhejiang WFOE” means Zhejiang Baijiashilian Technology Co., Ltd., a PRC limited liability company.

Names of certain companies provided in this prospectus are translated or transliterated from their original Chinese legal names.

We have made rounding adjustments to reach some of the figures included in this prospectus. Consequently, numerical figures shown as totals in some tables may not be arithmetic aggregations of the figures that precede them.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you another document filed by us with the SEC. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and, to the extent specifically designated therein, reports on Form 6-K we furnish to the SEC on or after the date on which this registration statement is first filed with the SEC, and until the termination or completion of that offering under this prospectus:

●	our annual report on Form 20-F for the 2023 fiscal year filed with the SEC on October 25, 2024;

●	our report on Form 6-K furnished to the SEC on December 6, 2024; and

●	the description of our Class A ordinary shares contained in Exhibit 2.2 to the our transition report on Form 20-F (File No. 001-33176) filed with the SEC on January 20, 2023, and any amendment or report filed for the purpose of updating such description.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

24F, A1 South Building, No. 32 Fengzhan Road

Yuhuatai District, Nanjing 210000

The People’s Republic of China

Tel: (86) 25 8222-1596

Attention: Investor Relations Department

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FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact in this prospectus and the documents incorporated by reference herein are forward-looking statements. These forward-looking statements can be identified by words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “is/are likely to,” “may,” “plan,” “should,” “will” and similar expressions. These forward-looking statements include, without limitation, statements relating to:

●	our ability to continuously develop new technology, services and products and keep up with changes in the industries that we operate;

●	the expected growth of China’s video cloud industry and our future business development;

●	our expected growth in demand and market acceptance, for our products and services;

●	our ability to protect and enforce our intellectual property rights;

●	our ability to attract and retain qualified executives and personnel;

●	the impact of ongoing COV1D-19 pandemic and the effects of government and other measures seeking to contain its spread;

●	U.S.-China trade war and its effect on our operation, fluctuations of the RMB exchange rate, and our ability to obtain adequate financing for our planned capital expenditure requirements;

●	the effect of the Merger on our ability to maintain relationships with its customers and business partners, or on our results of operations and business generally; and

●	other risk factors discussed under “Risk Factors.”

The forward-looking statements included in this prospectus, in the documents incorporated by reference herein and in any prospectus supplement are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in this prospectus, in the documents incorporated by reference herein or in any applicable prospectus supplement.

We would like to caution you not to place undue reliance on these forward-looking statements, and you should read these statements in conjunction with the risk factors disclosed herein, in the documents incorporated by reference herein or in any applicable prospectus supplement for a more complete discussion of the risks of an investment in our securities. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

SUMMARY OF THE PROSPECTUS

This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus (as supplemented or amended), including the sections titled “Risk Factors,” our consolidated financial statements and the related notes, and other information incorporated by reference in this prospectus from our other filings with the SEC, before making an investment decision. As used in this prospectus, “we,” “us,” “our company,” and “our,” refer to Baijiayun Group Ltd, together as a group with its subsidiaries, and, in the context of describing the substantive operations and financial information relating to such operations of Baijiayun Group Ltd, its subsidiaries, and the VIEs and their respective subsidiaries as a whole, refer to Baijiayun Group Ltd, its subsidiaries and the VIEs and their subsidiaries.

Our Company

We are a one-stop AI video solution provider with core expertise in SaaS and PaaS solutions. We are committed to delivering reliable, high-quality video experiences across devices and localities. Leveraging industry-leading video-centric technologies, we offer a wealth of video-centric technology solutions, including SaaS/PaaS solutions, cloud and software related solutions, and enterprise AI and system solutions, catered to the evolving communication and collaboration needs of enterprises of all sizes and across industries.

We help customers quickly deploy dedicated live streaming systems and video-on-demand (“VoD”) systems to meet the customers’ communication and collaboration needs across departments and functions and throughout the business process and accelerate the digital transformation of the customers’ business.

Based on our live streaming service infrastructure, we can provide customers with different functional modules, which can integrate with the customers’ internal systems to achieve data linkage, in various live streaming scenarios such as enterprise training, dual-teacher classroom, small class courses, and medical live streaming. Moreover, we can also achieve customization for customers according to their needs and provide them with high-quality live streaming full-process operation and on-site execution services.

Since our establishment in 2017, we have been expanding our service scope from audio and video SaaS services focused on the education sector, to a wide range of industries. Adhering to our mission of “becoming the customers’ first choice for one-stop video technology services provider,” we also extended our capability to the underlying technologies and in 2020, we launched our real-time audio and video communication PaaS services which provide one-stop video technology services, such as private cloud deployment and in-depth customized development for government customers and large enterprises. We have completed the transformation from a product provider to a technology provider, achieving the ability to deliver both standardized and customized services based on an integrated infrastructure.

Our “PaaS standardization + SaaS scenario-oriented” business layout is the driver of our business. As of June 30, 2024, we had a total of 3,352 customers, representing an increase of approximately 17.2% compared with the number of customers as of June 30, 2023.

During the 2022 fiscal year, the total number of user visits of our live streaming large-class courses reached over 70.1 million, the total duration of such live streaming courses exceeded 4.3 million hours, and the cumulative viewing time of such live streaming courses was over 70.6 million hours. During the 2023 fiscal year, the total number of user visits of our live streaming large-class courses was over 56.5 million, the total duration of such live streaming courses exceeded 2.8 million hours, and the cumulative viewing time of such live streaming courses was over 55.8 million hours. During the 2024 fiscal year, the total number of user visits of our live streaming large-class courses was over 54.3 million, the total duration of such live streaming courses exceeded 2.2 million hours, and the cumulative viewing time of such live streaming courses was over 50.8 million hours.

Since our establishment, our cumulative VoD duration has reached over 820.4 million hours. During the 2022 fiscal year, the total number of VoD user visits increased to over 633.5 million, and the total VoD duration increased to over 109.6 million hours, representing a year-on-year increase of approximately 43.9%. During the 2023 fiscal year, the number of total VoD user visits was approximately 605.7 million, and the total VoD duration was approximately 216.0 million hours, representing a year-on-year increase of approximately 97.1%. During the 2024 fiscal year, the number of total VoD user visits was approximately 991.8 million, and the total VoD duration was approximately 357.3 million hours. Our services cover a wide range of industries, such as internet, education, automotive, finance, health care and e-commerce.

As of June 30, 2024, we maintained branches, research and development centers and offices in more than a dozen cities in China, with a total of 219 employees, including complete product design, testing, and R&D teams that support the rapid update iterations of our products.

We had revenues of US$68.6 million, US$82.2 million and US$59.8 million for the 2022, 2023 and 2024 fiscal years, respectively. We incurred net loss from continuing operations of US$12.6 million, US$7.2 million and US$83.1 million for the 2022, 2023 and 2024 fiscal years, respectively.

Recent Development

Standby Equity Purchase Agreement and Convertible Promissory Notes

On December 6, 2024, we entered into the Purchase Agreement with YA II PN, Ltd., pursuant to which YA II PN, Ltd. has agreed to purchase up to US$50 million of our Class A ordinary shares over the course of 24 months after the date of the Purchase Agreement. The price of the Class A ordinary shares to be issued under the Purchase Agreement shall be (1) 85% of the lowest volume weighted average trading price (the “VWAP”) of the Class A ordinary shares for the three consecutive trading days immediately following the delivery of each advance notice (the “Advance Notice”) by us to the Investor (the “Pricing Period”) requesting an advance pursuant to the Purchase Agreement, or (2) the conversion price as set forth in Notes issued and issuable by us to the Investor as discussed below. Each issuance and sale by us to the Selling Securityholder under the Purchase Agreement (an “Advance”) is subject to certain limitations, including that the Investor cannot purchase any Class A ordinary shares that would result in it beneficially owning more than 4.99% of our outstanding voting power of the Class A ordinary shares at the time of an Advance.

With respect to each Advance, we have the option to notify the Investor of a minimum acceptable price (“MAP”) by specifying the amount within an Advance Notice. During any trading day within a Pricing Period, two conditions will trigger an automatic reduction to the amount of the Advance by one-third: either (1) the VWAP of the Class A ordinary shares is below the MAP specified in the Advance Notice, or (2) there is no VWAP available (each such day, an “Excluded Day”). On each Excluded Day, an automatic one-third reduction is applied to the specified Advance amount in the Advance Notice and that day will be excluded from the Pricing Period.

The Purchase Agreement will terminate automatically on the earlier of December 6, 2026 (provided that if any Notes are then outstanding, such termination shall be delayed until such date that all Notes that were outstanding have been repaid) or when the Investor has purchased an aggregate of US$50,000,000 of the Class A ordinary shares. We have the right to terminate the Purchase Agreement upon five trading days’ prior written notice to the Investor, subject to certain conditions, including that the Notes are no longer outstanding.

We have paid to the Investor a structuring fee in the amount of US$25,000 and have agreed to pay the Investor a commitment fee of US$500,000, payable in cash or by the issuance of 54,055 Commitment Shares. We and the Investor made certain representations and warranties to each other that are customary for transactions of similar nature, subject to specified exceptions and qualifications. We and the Investor also agreed to indemnify each other under certain circumstances.

The Investor has agreed that it and its affiliates will not engage in any short sales during the term of the Purchase Agreement and will not enter into any transaction that establishes a net short position with respect to the Class A ordinary shares, provided that nothing shall restrict the Investor from selling a number of Class A ordinary shares (1) that it is obligated to purchase under a pending Advance Notice but has not yet received from us, or (2) that it is entitled to receive but has not yet received from us upon the completion of a pending conversion of any Note.

In connection with and subject to the satisfaction of certain conditions set forth in the Purchase Agreement, the Investor will pre-advance to us up to US$15,000,000 of the US$50,000,000 commitment amount (a “Pre-paid Advance”), with each Pre-paid Advance to be evidenced by a Note. The first Pre-paid Advance in the principal amount of US$3,000,000 was advanced on December 6, 2024. The second Pre-paid Advance in the principal amount of US$3,000,000 was advanced on December 20, 2024. The third Pre-paid Advance shall be in a principal amount of US$2,000,000 and advanced on the second trading after the effectiveness of the registration statement on Form F-3 (No. 333-283882) filed with the SEC on December 18, 2024. The fourth Pre-paid Advance shall be in a principal amount of US$7,000,000 and advanced upon the mutual consent of us and the Selling Securityholder. Each Note is subject to a 10% original issue discount to the principal amount of such Note.

The Investor has the option to convert the Note partially or in full into Class A ordinary shares. The conversion price (the “Conversion Price”) shall be the lower of (1) US$10.84, or (2) 90% of the lowest daily VWAP during the 10 consecutive trading days immediately preceding the conversion date or other date of determination, subject to certain conditions and adjustments.

During the term of the Purchase Agreement, for so long as there is a balance remaining outstanding under a Note, the Investor may, by delivering an investor notice (an “Investor Notice “) to us, cause an Advance Notice to be deemed delivered to the Investor and the issuance and sale of the Class A ordinary shares to the Investor pursuant to an Advance. The purchase price in respect of any Investor Notice shall be equal to the Conversion Price that would be applicable to the amount of the Advance selected by the Investor if such amount were to be converted in accordance with the Note. The Investor shall pay the purchase price for the Class A ordinary shares to be issued pursuant to an Investor Notice by offsetting the amount of the purchase price to be paid by the Investor against an equal amount outstanding under a Note (first towards accrued and unpaid interest, if any, then towards principal).

If there is no balance outstanding under the Notes, we will have sole discretion to sell the Class A ordinary shares to the Investor from time to time by issuing Advance Notices to the Investor following the effectiveness of a registration statement with the SEC registering the shares issuable pursuant to the Purchase Agreement and the satisfaction of other customary conditions.

The foregoing descriptions of the Purchase Agreement and the Notes and the transactions contemplated thereby are qualified in their entirety by reference to the full text of the Purchase Agreement and the Notes, a copy or a form of which are attached hereto as Exhibits 10.1 and 10.2 to the registration statement on Form F-3 (No. 333-283882) filed with the SEC on December 18, 2024, respectively, each of which is incorporated herein in its entirety by reference.

Registration Rights Agreement

In connection with the execution of the Purchase Agreement, we and the Investor entered into a registration rights agreement (the “Registration Rights Agreement”) on December 6, 2024, pursuant to which we shall register the resale of the shares issuable pursuant to the Purchase Agreement and the Notes.  Subject to the terms and conditions of the Registration Rights Agreement, we shall as soon as practicable, but in no case later than the 30th calendar day following the date of the Registration Rights Agreement, prepare and file with the SEC an initial registration statement on Form F-3 covering the resale by the Investor of at least 4,378,380 Class A Ordinary Shares, and use our best efforts to have the registration statement declared effective by the SEC as soon as practicable, but in no event later than the 90th calendar day following the date of the Registration Rights Agreement. We shall continue to maintain any registration statements filed pursuant to the Registration Rights Agreement continuously effective until the earlier of (1) the date on which the Investor has sold all of the Registrable Securities (as defined in the Registration Rights Agreement) and (2) the date of termination of the Purchase Agreement if as of such termination date the Investor holds no Registrable Securities.

The foregoing descriptions of the Registration Rights Agreement and the transactions contemplated thereby are qualified in their entirety by reference to the full text of the Registration Rights Agreement, a copy of which is attached hereto as Exhibits 10.3 to the registration statement on Form F-3 (No. 333-283882) filed with the SEC on December 18, 2024, which is incorporated herein in its entirety by reference.

Letter Agreement with D. Boral Capital LLC

We retained D. Boral Capital LLC (“DBC,” formerly known as EF Hutton, LLC) to serve as the lead underwriter and/or placement agent for potential offering of the Company, debt and/or equity derivative instruments pursuant to a letter agreement dated July 10, 2024 (the “Letter Agreement”). Pursuant to the terms of the Letter Agreement, and in connection with the execution of the Purchase Agreement and the funding of the first and second tranches of the Pre-paid Advance, we paid to DBC (as the successor/assignee of the Letter Agreement), for each tranche, (1) a placement agent fee of US$189,000, representing 7.0% of the net amount of the first Pre-paid Advance, and (2) a non-accountable expenses of US$13,500. In connection with the funding of the first tranche of the Pre-paid Advance, we paid to DBC (as the successor/assignee of the Letter Agreement) a reimbursement of US$80,000. Pursuant to the terms of the Letter Agreement and our placement agent warrant agreements with DBC, we have also issued to DBC and its designee the placement agent warrants to acquire 27,676 Class A ordinary shares at the exercise price of US$13.55 per share. Such placement agent warrants shall expire on the fifth anniversary of the date of issuance, and may be exercised at any time following the six-month anniversary of the date of issuance.

Corporate History and Structure

Baijiayun Group Ltd is an exempted company with limited liability incorporated under the laws of the Cayman Islands and currently conducts substantially all of its business and operations through the VIEs in China. Beijing Baijia Shilian Technology Co., Ltd., a PRC limited liability company, was incorporated in May 2017, the name of which was changed into BaiJiaYun Group Co., Ltd. in September 2021. Beijing Baijia Shuangshi Technology Co., Ltd., a PRC limited liability company, was incorporated in October 2019, the name of which was changed into Baijia Cloud Technology Co., Ltd. in June 2022. BJY was incorporated in April 2021 as an exempted company with limited liability in the Cayman Islands. BaiJia Cloud Limited (“BJY HK”), a Hong Kong corporation with limited liability, was incorporated in May 2021. BJY HK is a wholly-owned subsidiary of BJY. Zhejiang WFOE, a PRC limited liability company, was incorporated in December 2022. Zhejiang WFOE is a wholly-owned subsidiary of BJY HK.

Merger with Fuwei

On July 18, 2022, Fuwei and BJY entered into the Merger Agreement, pursuant to which the Merger Sub was merged with and into BJY, with BJY being the surviving entity and a wholly-owned subsidiary of Fuwei, and shareholders of BJY exchanged all of the issued and outstanding shares of BJY immediately prior to the Merger for newly issued shares of Fuwei in a transaction exempt from the registration requirements under the Securities Act.

The Merger and certain additional related proposals were approved by Fuwei’s shareholders at an extraordinary general meeting held on September 24, 2022. Among such proposals, our company’s name was changed from “Fuwei Films (Holdings) Co., Ltd.” to “Baijiayun Group Ltd.” The Merger and the related transactions were consummated on December 23, 2022. Our Class A ordinary shares continue to be listed on Nasdaq and our ticker was changed from “FFHL” to “RTC.”

Corporate Information

Our principal executive offices are located at 24F, A1 South Building, No. 32 Fengzhan Road, Yuhuatai District, Nanjing, China. Our telephone number at this address is +86-25 8222-1596. Our registered office in the Cayman Islands is at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, Cayman, KY1-1111, Cayman Islands. Our website can be found at investor.baijiayun.com. The information contained on our website is not a part of this prospectus. Our agent for service in the United States is Cogency Global Inc. at 122 East 42nd Street, 18th Floor, New York, NY 10168. The SEC maintains a website, www.sec.gov, that contains reports, proxy and information statements, and other information regarding registrants, including us, that file electronically with the SEC.

The following diagram illustrates our simplified corporate structure as of the date of this prospectus.

(1)	As of the date of this prospectus, BaiJiaYun Group is owned as to 50.00% by Yijiang Shengong (Shanghai) Enterprise Management Partnership Enterprise (limited partnership) and 50.00% by Shanghai Shenhui Xinqi Enterprise Management Partnership Enterprise (limited partnership).

(2)	As of the date of this prospectus, Baijia Cloud Technology is owned as to 50.00% by Yijiang Shengong (Shanghai) Enterprise Management Partnership Enterprise (limited partnership) and 50.00% by Shanghai Shenhui Xinqi Enterprise Management Partnership Enterprise (limited partnership).

Implication of Being a Company with the Holding Company Structure and the VIE Structure

The VIE Structure and its Associated Risks

Baijiayun Group Ltd is a Cayman Islands holding company with no substantive operations. We have carried out our video-centric technology solution business through Zhejiang WFOE since January 2, 2023 (and through Beijing WFOE from September 7, 2021 to January 1, 2023) and its contractual arrangements, commonly known as the VIE structure, with the VIEs based in China and their respective shareholders, due to the PRC regulatory restrictions on direct foreign investment in internet-related services. Our shareholders hold the equity securities of Baijiayun Group Ltd, the Cayman Islands holding company, rather than the equity securities of the VIEs, through which our operations are conducted.

The VIE structure was established through a series of agreements entered into among Zhejiang WFOE, the VIEs and their respective shareholders, comprising exclusive technical and consulting services agreements, powers of attorney, exclusive option agreements, and equity interest pledge agreements. The contractual arrangements allow us to (1) be considered as the primary beneficiary of the VIEs for accounting purposes and consolidate the financial results of the VIEs, (2) receive substantially all of the economic benefits of the VIEs, (3) have the pledge right over the equity interests in the VIEs as the pledgee, and (4) have an exclusive option to purchase all or part of the equity interests in the VIEs when and to the extent permitted by PRC law. For details, see “Item 4. Information on the Company — C. Organizational Structure — Contractual Arrangements and Corporate Structure” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference.

The VIE structure is not equivalent of an investment in the equity interest of such entities. Neither Baijiayun Group Ltd nor our WFOEs owns any equity interests in the VIEs and their respective subsidiaries. Our contractual arrangements with the VIEs and their respective shareholders are not equivalent of an investment in the equity interests of the VIEs, and investors may never hold equity interests in the VIEs and their respective subsidiaries. Instead, we are regarded as the primary beneficiary of the VIEs and we consolidate the financial results of the VIEs and their respective subsidiaries under U.S. GAAP in light of the VIE structure.

The VIE structure involves unique risks to holders of our ordinary shares. It may be less effective than direct ownership in providing us with operational control over the VIEs or their respective subsidiaries, and we may incur substantial costs to enforce the terms of the arrangements. For instance, the VIEs and their respective shareholder could breach their contractual arrangements with us by, among other things, failing to conduct the operations of the VIEs in an acceptable manner or taking other actions that are detrimental to our interests. If we had direct ownership of the VIEs in China, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of the VIEs, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level. However, under the current contractual arrangements, we rely on the performance by the VIEs and their respective shareholders of their obligations under the contracts to direct the VIEs’ activities. The shareholders of the VIEs may not act in the best interests of our company or may not perform their obligations under these contracts. If any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation and other legal proceedings and we are uncertain whether we can get support under the PRC legal system.

We may face challenges in enforcing the contractual arrangements due to jurisdictional and legal limitations. There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules regarding the status of the rights of our Cayman Islands holding company with respect to its contractual arrangements with the VIEs and their respective shareholders through Zhejiang WFOE. As of the date of this prospectus, the agreements under the contractual arrangements among Zhejiang WFOE, the VIEs and their respective shareholders have not been tested in a court of law. It is uncertain whether any new PRC laws or regulations relating to VIE structures will be adopted or, if adopted, what they would provide. If we or the VIEs are found to be in violation of any existing or future PRC laws or regulations or fail to obtain or maintain any of the required licenses, permits, registrations or approvals, the relevant PRC regulatory authorities would have discretion to take action in dealing with such violations or failures according to PRC laws or regulations. The PRC regulatory authorities could disallow the VIE structure in the future. If our contractual arrangements with the VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, we could be subject to severe penalties and may incur substantial costs to enforce the terms of the arrangements, or be forced to relinquish our beneficiary interests in those operations. Our Cayman Islands holding company, our subsidiaries, the VIEs and their respective subsidiaries, and our shareholders face uncertainties with respect to future PRC laws that could affect the enforceability of the contractual arrangements with the VIEs and, consequently, significantly affect the financial performance of our company and the VIEs and their respective subsidiaries as a whole. For details, see “— D. Risk Factors — Risks Related to Our Corporate Structure” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference.

Revenues contributed by the VIEs accounted for substantially all of our total revenues in the 2022, 2023 and 2024 fiscal years. For a condensed consolidation schedule depicting the results of operations, financial position and cash flows for us, our WFOEs and the VIEs during the 2022, 2023 and 2024 fiscal years. For details of the permissions and licenses required for operating our business in China and the related limitations, see “—Permissions Required from the PRC Authorities for Our Operations.”

Cash and Asset Flows through Our Organization

In light of our holding company structure and the VIE structure, our ability to pay dividends to the shareholders, and to service any debt we may incur may highly depend upon dividends paid by Zhejiang WFOE to us and service fees paid by the VIEs to Zhejiang WFOE, despite that we may obtain financing at the holding company level through other methods. For instance, if any of Zhejiang WFOE or the VIEs incur debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us and our shareholders, as well as the ability to settle amounts owed under the contractual arrangements. As of the date of this prospectus, none of Baijiayun Group Ltd, the WFOEs and the VIEs have paid any dividends or made any distributions to the respective shareholder(s), including any U.S. investors. In the 2022, 2023 and 2024 fiscal years, the VIEs did not pay any service fees to our WFOEs under the contractual arrangements. We expect to continue to distribute earnings and settle the service fees owed under the contractual arrangements at the request of Zhejiang WFOE and based on our business needs, and do not expect to declare dividend in the foreseeable future. We currently have not maintained any cash management policies that specifically dictate how funds shall be transferred among Baijiayun Group Ltd, its subsidiaries (including Zhejiang WFOE), and the VIEs. We will determine the payment of dividends and fund transfer based on our specific business needs in accordance with the applicable laws and regulations.

Under PRC laws and regulations, the WFOEs are permitted to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Furthermore, the WFOEs and the VIEs are required to make appropriations to certain statutory reserve funds or may make appropriations to certain discretionary funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies. Remittance of dividends by the WFOEs out of China is also subject to certain procedures with the banks designated by SAFE. These restrictions are benchmarked against the paid-in capital and the statutory reserve funds of the WFOEs and the net assets of the VIEs in which we have no legal ownership. In addition, while there are currently no such restrictions on foreign exchange and our ability to transfer cash or assets between Baijiayun Group Ltd and BaiJia Cloud Limited, our Hong Kong subsidiary, if certain PRC laws and regulations, including existing laws and regulations and those enacted or promulgated in the future were to become applicable to our Hong Kong subsidiary in the future, and to the extent our cash or assets are in Hong Kong or a Hong Kong entity, such funds or assets may not be available due to interventions in or the imposition of restrictions and limitations on our ability to transfer funds or assets by the PRC government. Furthermore, we cannot assure you that the PRC government will not intervene or impose restrictions on Baijiayun Group Ltd, its subsidiaries, the VIEs and their respective subsidiaries to transfer or distribute cash within the organization, which could result in an inability of or prohibition on making transfers or distributions to entities outside of mainland China and Hong Kong. For details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — We may rely on dividends, loans and other distributions on equity paid by our principal operating subsidiaries to fund offshore cash and financing requirements. Any limitation on the ability of our PRC operating subsidiaries to make payments to us could adversely affect our ability to conduct our business,” and “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China —PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from making loans to the WFOEs and the VIEs, or to make additional capital contributions to the WFOE” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference.

Under PRC laws and regulations, we, the Cayman Islands holding company, may fund the WFOEs only through capital contributions or loans, and fund the VIEs only through loans, subject to satisfaction of applicable government registration and approval requirements. As of June 30, 2023 and 2024, (1) the aggregate amount of capital contribution by us to our subsidiaries in Hong Kong was US$47.9 million and US$2.0 million, respectively; and (2) the aggregate amount of capital contribution by us to the WFOEs through our subsidiaries in Hong Kong was US$61.9 million and US$3.4 million, respectively. For the 2022, 2023 and 2024 fiscal years, there were no loans between the VIEs and the WFOEs, net cash transferred by the VIEs to the WFOEs, or transfer of assets within our organization.

Permissions Required from the PRC Authorities for Our Operations

We currently conduct our video-centric technology solution business in China through Zhejiang WFOE and the VIEs. Our operations in China are governed by PRC laws and regulations. We and the VIEs are required to obtain certain licenses, permits and approvals from relevant governmental authorities in China in order to operate our business. As of the date of this prospectus, as advised by our PRC counsel, Zhong Lun Law Firm, Zhejiang WFOE and the VIEs have obtained all material licenses, permits and registrations from the PRC government authorities necessary for our business operations in China, including, among others, value-added telecommunications business operation licenses with service scope for provision of information services. Given the possible differences of interpretation and implementation of relevant laws and regulations and the enforcement practice by relevant government authorities due to different understanding, and the promulgation of new laws and regulations and amendment to the existing ones, we may be required to obtain additional licenses, permits, registrations, filings or approvals for our business operations in the future. We cannot assure you that we or the VIEs will be able to obtain, in a timely manner or at all, or maintain such licenses, permits or approvals, and we or the VIEs may also inadvertently conclude that such permissions or approvals are not required. Any lack of or failure to maintain requisite approvals, licenses or permits applicable to us or the VIEs may have a material adverse impact on our business, results of operations, financial condition and prospects and cause the value of any securities we offer to significantly decline or become worthless. For details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — We may be required to obtain and maintain permits, filings and licenses to operate our business in China” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference.

On December 28, 2021, the CAC and other twelve PRC regulatory authorities jointly revised and promulgated the Measures for Cybersecurity Review (the “Review Measures”), which became effective on February 15, 2022. Pursuant to the Review Measures, in addition to “critical information infrastructure operators” who procure internet products and services that affect or may affect national security that are subject to a cybersecurity review, any “network platform operators” carrying out data processing activities that affect or may affect national security will also be subject to the cybersecurity review requirements. The Review Measures also provide that if a “network platform operator” holding personal information of more than one million users intends to go public in a foreign country, it must apply for a cybersecurity review. In addition, the relevant PRC governmental authorities may initiate cybersecurity review if they determine certain network products, services, or data processing activities affect or may affect national security. We currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future. As of the date of this prospectus, we have not been informed by any PRC government authorities that we will be deemed as a critical information infrastructure operator, nor have we been involved in any formal investigations on cybersecurity review made by the CAC. However, if we are not able to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, we may be subject to government enforcement actions and investigations, fines, penalties, suspension of our non-compliant operations, or removal of our applications from the relevant application stores, among other sanctions, which could materially and adversely affect our business and results of operations. See “Item 3. Key Information — D. Risk Factors — Risks Related to Our Business and Industry — Our business is subject to a variety of PRC laws and regulations, including those regarding privacy, cybersecurity and data protection, and our customers may be subject to regulations related to the handling and transfer of certain types of sensitive and confidential information. Any failure of our platform to comply with or enable our customers to comply with applicable laws and regulations could harm our business, results of operations and financial condition” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference.

On February 17, 2023, the CSRC promulgated the Trial Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and the related guidelines, which became effective on March 31, 2023. The Overseas Listing Trial Measures, which reformed the existing regulatory regime for overseas offering and listing of securities by PRC domestic companies and both direct and indirect overseas offering and listing of securities by PRC domestic companies, imposes a filing-based regulatory regime. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfil the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the following factors are present: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by applicable authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigation for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

The CSRC provided further notice related to the Overseas Listing Trial Measures that companies that have already been listed on overseas stock exchanges prior to March 31, 2023 are not required to make immediate filings for its listing, but are required to make filings for subsequent offerings in accordance with the Overseas Listing Trial Measures within three business days after the closing of such subsequent offerings. We are required to submit the CSRC filing in connection with our issuance of the Notes and the sales of Class A ordinary shares pursuant to the Purchase Agreement within the timeframe stipulated by the Overseas Listing Trial Measures. As there may be different interpretations or explanations of the Overseas Listing Trial Measures, we cannot assure you that we would be able to complete the filing procedures, obtain the approvals or complete other compliance procedures in a timely manner, or at all, or that any completion of filing or approval or other compliance procedures would not be rescinded. Any such failure would subject us to sanctions by the CSRC or other PRC regulatory authorities. These regulatory authorities may impose restrictions and penalties on the operations in China, significantly limit or completely hinder our ability to launch any new offering of our securities, limit our ability to pay dividends outside of China, delay or restrict the repatriation of the proceeds from future capital raising activities into China, or take other actions that could materially and adversely affect our business, results of operations, financial condition and prospects, as well as the trading price of the Class A ordinary shares. Accordingly, the value of your investment may be materially and adversely affected or become worthless. For details, see “Risk Factors — Risks Related to Doing business in China — Recent regulatory development in China may result in the PRC government exerting more oversight and control over listing and offerings that are conducted overseas. The approval of the CSRC may be required in connection with our capital raising activities, and, if required, we cannot assure you that we will be able to obtain such approval.”

The Holding Foreign Companies Accountable Act

Pursuant to the HFCAA, if we have filed an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect and investigate completely, the SEC will identify us as a “Commission-identified Issuer,” and the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the United States, will be prohibited if we are identified as a Commission-identified Issuer for two consecutive years. In August 2022, the PCAOB, the CSRC and the Ministry of Finance of the PRC signed the Statement of Protocol, which establishes a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong.

On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors outside of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and pursue ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed.

If the PCAOB is unable to inspect and investigate completely our registered public accounting firm located in China and we fail to retain another registered public accounting firm that the PCAOB is able to inspect and investigate completely, or if we otherwise fail to meet the PCAOB’s requirements, our Class A ordinary shares will be delisted from Nasdaq, and will not be permitted for trading over the counter in the United States under the HFCAA and related regulations. The related risks and uncertainties could cause the value of our Class A ordinary shares to significantly decline or become worthless. For details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — The Class A ordinary shares will be delisted and prohibited from trading in the over-the-counter market under the Holding Foreign Companies Accountable Act, if the PCAOB is unable to inspect or investigate completely our auditor for two consecutive years. The delisting of the Class A ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference.

Dividend Distribution and Taxation

As of the date of this prospectus, none of Baijiayun Group Ltd, the WFOEs and the VIEs has paid any dividends or made any distributions to their respective shareholders, including any U.S. investors, nor do we have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Subject to the “passive foreign investment company” rules, the gross amount of any distribution that we make to a U.S. Holder (as defined in “Taxation — U.S. Federal Income Taxation”) with respect to the Class A ordinary shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend for U.S. federal income tax purposes, to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. In addition, if we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “Taxation” for details.

 Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance standards of Nasdaq. We currently follow Cayman Islands corporate governance practices in lieu of the corporate governance standards of Nasdaq that listed companies must: (1) have a majority of independent directors, (2) have a nominating/corporate governance committee composed entirely of independent directors, (3) have an audit committee composed of at least three members, (4) obtain shareholders’ approval for issuance of securities in certain situations, and (5) hold annual shareholders’ meetings. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance standards of Nasdaq.

Summary of Risk Factors

Our business and our industry are subject to significant risks. You should carefully consider all of the risks and uncertainties mentioned in the section entitled “Risk Factors,” in addition to all the other information set forth in this prospectus, any prospectus supplement and documents incorporated by reference herein, in evaluating our business. If any of the following risks actually occur, our business, financial condition, results of operations, and growth prospects would likely be materially and adversely affected.

Risks Related to Our Business and Industry

●	We operate in an emerging and evolving market, which may develop more slowly or differently than we expect. If the market does not grow as expected, or if we cannot expand our services to meet the demands of this market, our revenues may decline, or fail to grow.

●	Our results of operations and growth prospects depend on acquiring and retaining customers and increasing usage of customers’ applications that integrate our products.

●	The market in which we participate is competitive, and if we do not compete effectively, our business, results of operations and financial condition could be harmed.

●	If our platform does not achieve sufficient market acceptance, our financial results and competitive position will suffer.

●	If we cannot manage the growth of our business or execute our strategies effectively, our business and prospects may be materially and adversely affected.

●	We have incurred, and may continue to incur, net losses.

●	Our limited operating history makes it difficult to evaluate our current business and prospects and our results of operations may fluctuate from time to time.

●	We generated a substantial portion of our revenues from a limited number of customers, and the loss of, or a significant reduction in usage by, one or more of such major customers would result in lower revenues and could harm our business.

●	Failure to effectively develop and expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our platform.

●	We have granted and may continue to grant share-based awards, which could lead to substantial share-based compensation expenses and significant dilutive effect to existing shareholders.

●	An occurrence of a natural disaster, widespread health epidemic or other outbreaks, such as the outbreak of COVID-19, could have a material adverse effect on our business operations.

●	We are required to obtain and maintain permits, filings and licenses to operate our business in China.

●	We may acquire or invest in or dispose of or divest from business, technologies, services, products and other assets, which may divert our management’s attention and result in the incurrence of debt or dilution to our shareholders. Such transactions may subsequently turn out to be less favorable to us than expected. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions or dispositions.

Risks Related to Our Corporate Structure

●	If the PRC government deems that the contractual arrangements in relation to the VIEs do not comply with PRC regulatory restrictions on foreign investment, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our beneficiary interests in those operations.

●	We rely on contractual arrangements with the VIEs and their respective shareholders to operate our business, which may not be as effective as equity ownership in providing operational control and could adversely affect our business, results of operations and financial condition.

●	Our ability to enforce the equity interest pledge agreements among Zhejiang WFOE, the VIEs and each shareholder of the VIEs may be subject to limitations based on PRC laws and regulations.

●	The shareholders of the VIEs may have potential conflicts of interest with us, which could adversely affect our business, results of operations and financial condition.

●	Contractual arrangements in relation to the VIEs may be subject to scrutiny by the PRC tax authorities and they may determine that the VIEs owe additional taxes, which could adversely affect our business, results of operations and financial condition.

Risks Related to Doing Business in China

●	The Chinese government exerts substantial influence over the manner in which we must conduct our business, and may intervene or influence our operations at any time, which could result in a material change in our operations, significantly limit or completely hinder our ability to offer securities overseas, and cause the value of the ordinary shares to significantly decline or be worthless.

●	Changes in the political and economic policies of the PRC government could adversely affect our business, results of operations and financial condition, and may result in our inability to sustain our growth and expansion strategies.

●	We may be affected by the complexity and changes in PRC laws, rules and regulations, particularly of internet businesses. There is a risk that the PRC government may exert more oversight and control over offerings that are conducted overseas, which could materially and adversely affect our business and hinder our ability to continue our operations, and cause the value of our securities to significantly decline or become worthless.

●	Our contractual arrangements with the VIEs are governed by the laws of the PRC and we may have difficulty in enforcing any rights we may have under these contractual arrangements.

●	Recent regulatory development in China may result in the PRC government exerting more oversight and control over listing and offerings that are conducted overseas. The approval of the CSRC may be required in connection with our capital raising activities, and, if required, we cannot assure you that we will be able to obtain such approval.

●	The Class A ordinary shares will be delisted and prohibited from trading in the over-the-counter market under the Holding Foreign Companies Accountable Act, if the PCAOB is unable to inspect or investigate completely our auditor for two consecutive years. The delisting of the Class A ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

Risks Related to Ownership of Our Class A Ordinary Shares

●	The trading price of the Class A ordinary shares is likely to be volatile, which could result in substantial losses to investors.

●	Our dual-class share structure with different voting rights will significantly limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of the Class A ordinary shares may view as beneficial.

●	The outstanding warrants to subscribe for our Class A ordinary shares held by certain investors of BJY may not ultimately be exercised. In the event of non-exercise of such warrants, our shareholding structure may be affected and there may be a negative impact on our financial condition.

Risks Related to this Offering

●	It is not possible to predict the actual number of Class A ordinary shares we will sell under the Purchase Agreement or issue upon the conversion of the Notes to the Selling Securityholder, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the Purchase Agreement with the Selling Securityholder.

●	The sale and issuance of the Class A ordinary shares to the Selling Securityholder, including Class A ordinary shares to be issued to the Selling Securityholder upon the conversion of the Notes, will cause dilution to our existing shareholders, and the sale of the Class A ordinary shares acquired by the Selling Securityholder, or the perception that such sales may occur, could cause the price of the Class A ordinary shares to fall.

●	Investors who buy the Class A ordinary shares at different times will likely pay different prices.

●	Our management team will have broad discretion over the use of the net proceeds from our sale of the Class A ordinary shares to the Selling Securityholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

The Offering

Class A ordinary shares offered by the Selling Securityholder	Up to 4,378,380 Class A ordinary shares

Ordinary shares issued and outstanding immediately prior to this offering	25,616,657 ordinary shares, consisting of (1) 19,658,966 Class A ordinary shares (including the 9,954,212 Class A ordinary shares beneficially owned by Baijiayun ESOP Platform Limited, the nominee of our equity incentive trust that, although legally issued and outstanding, are not deemed as outstanding from an accounting perspective) and (2) 5,957,691 Class B ordinary shares.

Ordinary shares issued and outstanding immediately after this offering (assuming all of the Class A ordinary shares offered by the Selling Securityholder have been issued and sold)	29,995,037 ordinary shares, consisting of (1) 24,037,346 Class A ordinary shares (including the 9,954,212 Class A ordinary shares beneficially owned by Baijiayun ESOP Platform Limited, the nominee of our equity incentive trust that, although legally issued and outstanding, are not deemed as outstanding from an accounting perspective) and (2) 5,957,691 Class B ordinary shares.

Ordinary shares	Our authorized and issued ordinary shares are divided into the Class A ordinary shares and Class B ordinary shares. In respect of matters requiring the votes of our shareholders, holders of the Class A ordinary shares and Class B ordinary shares vote together as one class, and holders of the Class A ordinary shares are entitled to one vote per share while holders of the Class B ordinary shares are entitled to 15 votes per share. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while the Class A ordinary shares are not convertible into the Class B ordinary shares under any circumstances. The fourth amended and restated memorandum of association and third amended and restated articles of association (the “memorandum and articles of association”) requires any Class B ordinary shares to be automatically converted into Class A ordinary shares upon, among others, a direct or indirect sale, transfer, assignment or disposition of such Class A ordinary shares or a direct or indirect transfer or assignment of the voting power attached to such Class B ordinary shares through voting proxy or otherwise, to any person or entity an affiliate of the holder of such Class B ordinary shares. For further information, see “Description of Share Capital.”

Use of proceeds

We will not receive any proceeds from the resale of the Class A ordinary shares included in this prospectus by the Selling Securityholder. However, we may receive up to US$50,000,000 (less the applicable original issue discount in connection with the Notes) in aggregate gross proceeds under the Purchase Agreement from sales of the Class A ordinary shares that we may elect to make to the Selling Securityholder pursuant to the Purchase Agreement, if any, from time to time in our discretion.

We expect to use the net proceeds that we receive from sales of the Class A ordinary shares to the Selling Securityholder, if any, under the Purchase Agreement for working capital and general corporate purposes. See the section titled “Use of Proceeds.”

Listing	Our Class A ordinary shares are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “RTC.”

Risk Factors

See the section entitled “Risk Factors” and other information included or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and, if applicable, in any accompanying prospectus supplement or documents incorporated by reference, for a discussion of factors you should consider before investing in our securities.

RISK FACTORS

Investing in the securities involves risk. You should carefully consider the risk factors and uncertainties described under the heading “Item 3. Key Information—D. Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act, and, if applicable, in any accompanying prospectus supplement or documents incorporated by reference before investing in any of the securities that may be offered or sold pursuant to this prospectus. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of the securities to decline. You could lose all or part of your investment.

Risks Related to Doing Business in China

The Chinese government exerts substantial influence over the manner in which we must conduct our business, and may intervene or influence our operations at any time, which could result in a material change in our operations, significantly limit or completely hinder our ability to offer securities overseas, and cause the value of the ordinary shares to significantly decline or be worthless.

The Chinese government has exercised and continues to exercise substantial influence over the Chinese economy through regulation and state ownership. Our ability to operate in China may be adversely affected by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure compliance with such regulations or interpretations. Accordingly, government actions in the future, including those that affect the economic policies in China, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest any interest we then hold in Chinese properties.

As such, our business is subject to various government and regulatory control. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any non-compliance incidents. Our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry, which could result in a material change in our operation and the value of the ordinary shares.

Furthermore, recent statements by the Chinese government indicates an intent to exert more oversight and control over offerings that are conducted overseas. See “—Recent regulatory development in China may result in the PRC government exerting more oversight and control over listing and offerings that are conducted overseas. The approval of the CSRC may be required in connection with our capital raising activities, and, if required, we cannot assure you that we will be able to obtain such approval.” Furthermore, the PRC government authorities may further strengthen oversight and control over our operations in China, or offerings that are conducted overseas and/or foreign investment. Any such action may adversely affect our operations and significantly limit or completely hinder our ability to offer securities overseas, and cause the value of the ordinary shares to significantly decline or be worthless.

Changes in the political and economic policies of the PRC government could adversely affect our business, results of operations and financial condition, and may result in our inability to sustain our growth and expansion strategies.

A substantial part of our operations is based in the PRC and a significant portion of our revenues are generated from our operations in the PRC. Accordingly, our business, results of operations and financial condition are affected to a significant extent by economic, political and legal developments in the PRC.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China are still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies.

While the PRC economy has experienced significant growth in the past, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our business, results of operations and financial condition could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently adversely affect our business, results of operations and financial condition, and cause the value of our securities to significantly decline or become worthless.

Furthermore, we, as well as investors of our securities, face uncertainty about future actions by the PRC government that could significantly affect our financial performance and operations, including the enforceability of the contractual arrangements with the VIEs. If future laws, administrative regulations or provisions mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to adapt to any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations, and thereby have a material adverse effect on our results of operations, financial condition and the trading price of our Class A ordinary shares.

We may be affected by the complexity and changes in PRC laws, rules and regulations, particularly of internet businesses. There is a risk that the PRC government may exert more oversight and control over offerings that are conducted overseas, which could materially and adversely affect our business and hinder our ability to continue our operations, and cause the value of our securities to significantly decline or become worthless.

A significant portion of our operations are conducted in the PRC and are governed by PRC laws, rules and regulations. Zhejiang WFOE and the VIEs are subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value in the PRC.

In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation in the past has significantly enhanced the protections afforded to various forms of foreign investment in China. However, the recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations are relatively new, the number of published decisions and the nonbinding nature of such decisions is limited, and the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system contains government policies, and we may not be aware of the violation of these policies until after the occurrence. Moreover, the administrative and court proceedings in China may sometimes be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in other legal systems. These uncertainties may impede the ability to enforce the contracts we have entered into and could adversely affect our business, results of operations and financial condition.

There are uncertainties regarding the enforcement of PRC laws, and rules and regulations in China can change quickly with little advance notice. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas could materially and adversely affect our business and hinder our ability to offer securities overseas, or continue our operations, and cause the value of our securities to significantly decline or become worthless.

The Chinese government heavily regulates the internet industry, including relevant market access restrictions and limitations on foreign investment, license and permit requirements for service providers in the internet industry. Since some of the laws, regulations and legal requirements with respect to the internet are relatively new and evolving, their interpretation and enforcement involve significant uncertainties. Because the Chinese legal system is based on written statutes, such that prior court decisions can only be cited for reference and have little precedential value, it may be difficult to determine what actions or omissions may result in liabilities.

Issues, risks and uncertainties relating to China’s government regulation of the Chinese internet sector include the following.

●	We operate our business in China through businesses controlled through contractual arrangements rather than equity ownership due to restrictions on foreign investment in businesses related to value-added telecommunications services.

●	Uncertainties relating to the regulation of the internet business in China, including evolving licensing practices, give rise to the risk that some of our permits, licenses or operations may be subject to challenges, which may be disruptive to our business, subject us to sanctions or require us to increase capital, compromise the enforceability of relevant contractual arrangements, or have other adverse effects on us. The numerous and often vague restrictions on acceptable content in China subject us to potential civil and criminal liability, temporary blockage or complete shut-down of our products. For example, the State Secrecy Bureau, which is directly responsible for the protection of state secrets of all Chinese government and Chinese Communist Party organizations, is authorized to block any website or mobile applications it deems to be leaking state secrets or failing to meet the relevant regulations relating to the protection of state secrets in the distribution of online information. In addition, the Law on Preservation of State Secrets which became effective on May 1, 2024 provides that whenever an internet service provider detects any leakage of state secrets in the distribution of online information, it should stop the distribution of such information and report to the authorities of state security and public security. As per request of the authorities of state security, public security or state secrecy, the internet service provider should delete any content on its website that may lead to disclosure of state secrets. Failure to do so on a timely and adequate basis may subject the service provider to liability and certain penalties imposed by the State Security Bureau, Ministry of Public Security, or their respective local counterparts.

●	The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities According to Law (the “Opinions”), which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the supervision over overseas listings by China-based companies. Effective measures, such as promoting the construction of relevant regulatory systems, are to be taken by relevant regulatory authorities to deal with the risks and incidents of China-based overseas-listed companies, cybersecurity and data privacy protection requirements and similar matters. On February 17, 2023, the CSRC promulgated the Overseas Listing Trial Measures and the related guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. We are required to submit the CSRC filing in connection with our issuance of the Notes and the sales of Class A ordinary shares pursuant to the Purchase Agreement within the timeframe stipulated by the Overseas Listing Trial Measures. However, there can be no assurance that we can complete the filing procedures, obtain the approvals or authorizations, or complete required procedures or other requirements in a timely manner, or at all. See also “— Recent regulatory development in China may result in the PRC government exerting more oversight and control over listing and offerings that are conducted overseas. The approval of the CSRC may be required in connection with our capital raising activities, and, if required, we cannot assure you that we will be able to obtain such approval.”

●	On December 28, 2021, the CAC, together with 12 other government agencies, jointly issued the Review Measures, which became effective on February 15, 2022 requiring that, among others, the purchase of network products and services by a “critical information infrastructure operator” and the data processing activities of a “network platform operator” that affect or may affect national security shall be subject to the cybersecurity review. In addition, the relevant PRC governmental authorities may initiate cybersecurity review if they determine certain network products, services, or data processing activities affect or may affect national security. The Review Measures also provides that any “network platform operators” holding over one million users’ personal information shall apply with the Cybersecurity Review Office for a cybersecurity review before any public offering at a foreign stock exchange. On September 24, 2024, the State Council promulgated the Network Data Security Management Regulation, which among others further requires that an Important Data Processor shall complete an annual data security assessment either self-conducted or conducted by a data security service organization engaged each year, submit the annual data security assessment report to the local cyberspace affairs administration department. Since the Review Measures, the Network Data Security Management Regulations remain unclear on how it will be interpreted, amended and implemented by the relevant PRC governmental authorities, it remains uncertain how PRC governmental authorities will regulate overseas listing in general and how we will be affected. As of the date of this prospectus, we have not received any notice from any authorities identifying any of our PRC subsidiaries or the VIEs as a critical information infrastructure operator or requiring us to go through cybersecurity review or network data security review by the CAC. We believe that our listing in the U.S. will not be affected by the Review Measures or Network Data Security Management Regulations, and our PRC operations will not be subject to cybersecurity review or network data security review by the CAC for listing in the United States, because we are not a critical information infrastructure operator or data processing operators with personal information of more than one million users. There remains uncertainty, however, as to how the Review Measures and the Network Data Security Management Regulations will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretations related to the Review Measures and the Network Data Security Management Regulations. See also “— Item 3. Key Information — D. Risk Factors — Risks Related to Our Business and Industry — Our business is subject to a variety of PRC laws and regulations, including those regarding privacy, cybersecurity and data protection, and our customers may be subject to regulations related to the handling and transfer of certain types of sensitive and confidential information. Any failure of our platform to comply with or enable our customers to comply with applicable laws and regulations could harm our business, results of operations and financial condition” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference.

Due to the increasing popularity and use of the internet and other online services, it is possible that additional laws and regulations may be adopted with respect to the internet or other online services covering issues such as user privacy, cybersecurity, data protection, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. The adoption of additional laws or regulations may impede the growth of the internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business. The interpretation and application of existing PRC laws, regulations and policies, the stated positions of relevant PRC government authorities and possible new laws, regulations or policies have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business.

We will continuously assess the need to obtain and renew permits, filings and licenses to operate our business, closely consult the supervisory authority having jurisdiction over us, and follow their guidance in a timely manner to ensure that we run our business legally. However, we may fail, on acceptable terms and in a timely manner, or at all, to obtain, maintain or update the permits, filings and licenses we may need to operate and expand our business from time to time and as required by the supervisory authorities. Business operations without proper permits, filings and licenses may subject us to administrative penalties by relevant PRC regulators with measures including fines, and in very extreme cases, confiscation of the gains derived from the operations, being required to discontinue or restrict our operations and being placed in the credit blacklist made by the PRC regulator, and our business, results of operations and financial condition could be materially adversely affected.

Our contractual arrangements with the VIEs are governed by the laws of the PRC and we may have difficulty in enforcing any rights we may have under these contractual arrangements.

As all of our contractual arrangements with the VIEs are governed by the PRC laws and provide for the resolution of disputes through arbitration in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. Disputes arising from these contractual arrangements will be resolved through arbitration in China, although these disputes do not include claims arising under the United States federal securities law and thus do not prevent you from pursuing claims under the United States federal securities law. The legal environment in the PRC is different from that in the United States. As a result, uncertainties in the PRC legal system could further limit our ability to enforce these contractual arrangements, through arbitration, litigation and other legal proceedings available in China, which could limit our ability to enforce these contractual arrangements and exert effective control over the VIEs. Furthermore, these contracts may not be enforceable in China if PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event we are unable to enforce these contractual arrangements, we may not be able to consolidate the financial results of the VIEs under U.S. GAAP, and our ability to conduct our business may be materially and adversely affected.

Recent regulatory development in China may result in the PRC government exerting more oversight and control over listing and offerings that are conducted overseas. The approval of the CSRC may be required in connection with our capital raising activities, and, if required, we cannot assure you that we will be able to obtain such approval.

Under the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), as jointly adopted by six PRC regulatory agencies in 2006 and amended in 2009, an offshore special purpose vehicle that is controlled by PRC domestic companies or individuals and that has been formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic companies or assets is required to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

Our PRC counsel, Zhong Lun Law Firm, has advised us based on their understanding of the current PRC laws, regulations and rules that the CSRC’s approval under the M&A Rules is not required for the listing our securities on Nasdaq, given that: (1) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours are subject to the M&A Rules, (2) the WFOEs were incorporated as wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules, and (3) no explicit provision in the M&A Rules clearly classifies contractual arrangements as a type of acquisition transaction subject to the M&A Rules.

However, our PRC counsel, Zhong Lun Law Firm, has further advised us that its opinions summarized above are subject to any new laws, regulations and rules or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, might, from time to time, further clarify or interpret the M&A Rules in writing or orally and require their approvals to be obtained. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel does. If it is determined that CSRC approval under the M&A Rules is required, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining CSRC approval. These sanctions may include fines and penalties on the operations in China, delays in or restrictions on the repatriation of the proceeds from overseas offering into China, restrictions on or prohibition of the payments or remittance of dividends by the WFOEs or the VIEs in China, or other actions that could have a material and adverse effect on our business, results of operations, financial condition, reputation and prospects, as well as the trading price of our Class A ordinary shares.

Furthermore, the PRC regulatory authorities have recently exerted more oversight and control over offerings that are conducted overseas. On July 6, 2021, the General Office of the State Council of the PRC, together with another regulatory authority, jointly promulgated the Opinions, which calls for enhanced administration and supervision of overseas-listed China-based companies, proposes to revise the relevant regulation governing the overseas issuance and listing of shares by such companies, and clarifies the responsibilities of competent domestic industry regulators and government authorities. On February 17, 2023, the CSRC promulgated the Overseas Listing Trial Measures, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the following factors are present: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by applicable authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigation for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller. The CSRC provided further notice related to the Overseas Listing Trial Measures that companies that have already been listed on overseas stock exchanges prior to March 31, 2023 are not required to make immediate filings for its listing, but are required to make filings for subsequent offerings in accordance with the Overseas Listing Trial Measures within three business days after the closing of such subsequent offerings.

We are required to submit the CSRC filing in connection with our issuance of the Notes and the sales of Class A ordinary shares pursuant to the Purchase Agreement within the timeframe stipulated by the Overseas Listing Trial Measures. We cannot assure you that we would be able to complete the filing procedures, obtain the approvals or complete other compliance procedures in a timely manner, or at all, or that any completion of filing or approval or other compliance procedures would not be rescinded. Any such failure would subject us to sanctions by the CSRC or other PRC regulatory authorities. These regulatory authorities may impose restrictions and penalties on the operations in China, significantly limit or completely hinder our ability to launch any new offering of our securities, limit our ability to pay dividends outside of China, delay or restrict the repatriation of the proceeds from future capital raising activities into China, or take other actions that could materially and adversely affect our business, results of operations, financial condition and prospects, as well as the trading price of the Class A ordinary shares. Accordingly, the value of your investment may be materially and adversely affected or become worthless.

Furthermore, the PRC government authorities may further strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Any such action may adversely affect our operations and significantly limit or completely hinder our ability to offer or continue to offer securities to you and cause the value of such securities to significantly decline or be worthless.

The Class A ordinary shares will be delisted and prohibited from trading in the over-the-counter market under the Holding Foreign Companies Accountable Act, if the PCAOB is unable to inspect or investigate completely our auditor for two consecutive years. The delisting of the Class A ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection for the PCAOB for two consecutive years, the SEC shall prohibit our Class A ordinary shares from being traded on a national securities exchange or in the over-the-counter market in the United States.

In August 2022, the PCAOB, the CSRC and the Ministry of Finance of the PRC signed the Statement of Protocol, which establishes a specific and accountable framework for the PCAOB to conduct inspections and investigations of PCAOB-governed accounting firms in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors outside of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and pursue ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB is unable to inspect and investigate completely our registered public accounting firm, or if we fail to, among others, meet the PCAOB’s requirements, including retaining a registered public accounting firm that the PCAOB determines it is able to inspect and investigate completely, we will be identified as a “Commission-identified Issuer,” and upon two consecutive years of non-inspection under the HFCAA and relevant regulations, the Class A ordinary shares will be delisted from Nasdaq and our Class A ordinary shares will not be permitted for trading over the counter either. If our Class A ordinary shares are prohibited from trading in the United States, we cannot assure you that we will be able to list on a non-U.S. exchange or that a market for our Class A ordinary shares will develop outside of the United States. Such a prohibition would substantially impair your ability to sell or purchase the Class A ordinary shares when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of the Class A ordinary shares. Moreover, the HFCAA or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, and the market price of the Class A ordinary shares could be adversely affected. Also, such a prohibition would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition, and prospects.

Heightened tensions in international relations, particularly between the United States and China, may adversely impact our business, financial condition, and results of operations.

Recently there have been heightened tensions in international relations, particularly between the United States and China, but also as a result of the war in Ukraine and sanctions on Russia. These tensions have affected both diplomatic and economic ties among countries. Heightened tensions could reduce levels of trade, investments, technological exchanges, and other economic activities between the major economies. The existing tensions and any further deterioration in the relationship between the United States and China may have a negative impact on the general, economic, political, and social conditions in both countries and, given our reliance on the Chinese market, adversely impact our business, financial condition, and results of operations.

On August 9, 2023, the Biden administration released an executive order and an advanced notice of proposed rule-making (the “ANPRM”) providing a conceptual framework for outbound investment controls focused on China. Further to this ANPRM, on June 21, 2024, the U.S. Department of the Treasury (the “Treasury”) issued a proposed rule on outbound U.S. investments involving China that generally follows the ANPRM. On October 28, 2024, the Treasury issued a Final Rule to implement the executive order of August 9, 2023. The Final Rule will become effective on January 2, 2025. The Final Rule targets investments involving persons and entities associated with “countries of concern,” currently only China, and it imposes investment prohibition and notification requirements on a wide range of investments in companies engaged in activities relating to three sectors: (1) advanced microchips and microelectronics, (2) quantum computing, and (3) artificial intelligence systems, with persons from countries of concern engaged in these technologies defined as “Covered Foreign Persons.” Investments by U.S. persons subject to the Final Rule, which are defined as “covered transactions,” include acquisitions of equity interests (including purchases of shares pursuant to the standby equity purchase agreement), certain debt financing, joint ventures, and certain investments as a limited partner in a non-U.S. person pooled investment fund. The Final Rule excludes some investments from the scope of covered transactions, including those in publicly traded securities listed on a national stock exchange. The Final Rule is aimed at exerting greater U.S. government oversight over U.S. direct and indirect investments involving China, and may introduce new hurdles and uncertainties for cross-border collaborations, investments, and funding opportunities of China-based issuers including us. We do not believe we are a Covered Foreign Person under the Final Rule. However, once the Final Rule is effective, and to the extent that we are deemed a Covered Foreign Person engaged in the development of specified artificial intelligence technologies and services, the Final Rule could limit our ability to raise capital or contingent equity capital pursuant to the standby equity purchase agreement, from later tranches of the Pre-Paid Advance after January 2, 2025, and from U.S. investors generally, in which case our ability to raise such capital may be significantly and negatively affected, which could be detrimental to our capital raising capacity and our business, financial condition and prospects.

Risks Related to this Offering

It is not possible to predict the actual number of Class A ordinary shares we will sell under the Purchase Agreement or issue upon the conversion of the Notes to the Selling Securityholder, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the Purchase Agreement with the Selling Securityholder.

On December 6, 2024, we entered into the Purchase Agreement with the Selling Securityholder, pursuant to which the Selling Securityholder has committed to purchase up to US$50,000,000 of our Class A ordinary shares, subject to certain limitations and conditions set forth in the Purchase Agreement. The Class A ordinary shares that may be issued under the Purchase Agreement may be sold by us to the Selling Securityholder at our discretion from time to time.

We generally have the right to control the timing and amount of any sales of our Class A ordinary shares to the Selling Securityholder under the Purchase Agreement. Sales of our Class A ordinary shares, if any, to the Selling Securityholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Securityholder all, some or none of our Class A ordinary shares that may be available for us to sell to the Selling Securityholder pursuant to the Purchase Agreement.

In connection with and subject to the satisfaction of certain conditions set forth in the Purchase Agreement, the Investor will pre-advance to us up to US$15,000,000 as a Pre-paid Advance, with each tranche of the Pre-paid Advance to be evidenced by a Note. The Investor has the option to convert the Note partially or in full into Class A ordinary shares, the conversion price will fluctuate based on the price of our Class A ordinary shares. As a result, we are unable to predict the number of Class A ordinary shares issuable upon the conversion of the Notes.

Because the purchase price per share to be paid by the Selling Securityholder for the Class A ordinary shares that we may elect to sell to the Selling Securityholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Class A ordinary shares prior to each Advance made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of Class A ordinary shares that we will sell to the Selling Securityholder under the Purchase Agreement, the purchase price per share that the Selling Securityholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Securityholder under the Purchase Agreement, if any.

The sale and issuance of the Class A ordinary shares to the Selling Securityholder, including Class A ordinary shares to be issued to the Selling Securityholder upon the conversion of the Notes, will cause dilution to our existing shareholders, and the sale of the Class A ordinary shares acquired by the Selling Securityholder, or the perception that such sales may occur, could cause the price of the Class A ordinary shares to fall.

The purchase price for the shares that we may sell to the Selling Securityholder under the Purchase Agreement and the conversion price of the shares issuable upon the conversion of the Notes will fluctuate based on the price of our Class A ordinary shares. Depending on a number of factors, including market liquidity, sales of such shares may cause the trading price of our Class A ordinary shares to fall.

If and when we do sell Class A ordinary shares to the Selling Securityholder, the Selling Securityholder may resell all, some, or none of those shares at its discretion, subject to the terms of the Purchase Agreement. Therefore, sales to the Selling Securityholder by us could result in substantial dilution to the interests of other shareholders. Additionally, the sale of a substantial number of Class A ordinary shares to the Selling Securityholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.

Investors who buy the Class A ordinary shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we control the timing and amount of any sales of the Class A ordinary shares to the Selling Securityholder. If and when we do elect to sell the Class A ordinary shares to the Selling Securityholder pursuant to the Purchase Agreement, the Selling Securityholder may resell all, some or none of such shares in its discretion and at different prices, subject to the terms of the Purchase Agreement. As a result, investors who purchase shares from the Selling Securityholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Securityholder in this offering as a result of future sales made by us to the Selling Securityholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Securityholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Securityholder may make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price.

Our management team will have broad discretion over the use of the net proceeds from our sale of the Class A ordinary shares to the Selling Securityholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of the Class A ordinary shares to the Selling Securityholder, if any, pursuant to the Purchase Agreement, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

USE OF PROCEEDS

All of the Class A ordinary shares offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for their respective accounts. We will not receive any of the direct proceeds from these sales. However, we may receive up to US$50,000,000 (less the applicable original issue discount in connection with the Notes) aggregate gross proceeds from any sales we make to the Selling Securityholder pursuant to the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell the Class A ordinary shares to the Selling Securityholder after the date of this prospectus. See the section titled “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds. See “Risk Factors — Risks Related to this Offering — Our management team will have broad discretion over the use of the net proceeds from our sale of the Class A ordinary shares to the Selling Securityholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.”

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Act (As Revised) of the Cayman Islands which we refer to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, authorized share capital consists of US$86,000, divided into 860,000,000 ordinary shares, par value of US$0.0001 per share, comprising 400,000,000 Class A ordinary shares and 460,000,000 Class B ordinary shares. As of the date of this prospectus, 25,616,657 ordinary shares, comprising 19,658,966 Class A ordinary shares and 5,957,691 Class B ordinary shares are issued and outstanding.

The following description of our share capital and provisions of our memorandum and articles of association and are qualified by reference to our memorandum and articles of association. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Memorandum and Articles of Association

Ordinary Shares

We were incorporated under the laws of the Cayman Islands as an exempted company with limited liability. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue negotiable or bearer shares or shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Type and Class of Securities

Each ordinary share has a par value of US$0.0001 per share. Our ordinary shares may be held in either certificated or uncertificated form. Certificates representing the ordinary shares are issued in registered form. We may not issue shares to bearer. Our shareholders may freely hold and transfer their ordinary shares.

We have a dual-class voting structure such that our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. Except for voting rights and conversion rights, the Class A ordinary shares and the Class B ordinary shares rank pari passu and have the same rights, preferences, privileges and restrictions. Each Class A ordinary share shall entitle the holder thereof to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share shall entitle the holder thereof to 15 votes on all matters subject to the vote at general meetings of our company. Due to the super voting power of Class B ordinary share holder, the voting power of the Class A ordinary shares may be materially limited. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Our memorandum and articles of association require any Class B ordinary shares to be automatically converted into Class A ordinary shares upon, among others, a direct or indirect sale, transfer, assignment or disposition of such Class A ordinary shares or a direct or indirect transfer or assignment of the voting power attached to such Class B ordinary shares through voting proxy or otherwise, to any person or entity an affiliate of the holder of such Class B ordinary shares.

Protection of Minority Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one-fifth of our shares in issue, appoint an inspector to examine our affairs and report thereon in a manner as the Grand Court shall direct.

Any shareholder may petition the Grand Court of the Cayman Islands, which may make a winding-up order if the court is of the opinion that it is just and equitable that we should be wound up. Where our shareholders have presented any such petition, the Grand Court is permitted to make alternative order to a winding-up order, including orders regulating the conduct of our affairs in the future, requiring us to refrain from doing an act complained of by the petitioner or for the purchase of our shares by us or another shareholder.

Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our memorandum and articles of association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge:

●	an act which is ultra vires or illegal;

●	an act which constitutes a fraud against the minority shareholder and the wrongdoers are themselves in control of us; and,

●	an irregularity in passing a resolution that requires a qualified (or special) majority.

Pre-emption Rights

There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our memorandum and articles of association.

Modification of Rights

Except with respect to share capital (as described below), alterations to our memorandum and articles of association may only be made by special resolution of no less than two-thirds of votes cast at a meeting of the shareholders.

Subject to the Companies Act, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified, or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

The provisions of our memorandum and articles of association relating to general meetings shall apply similarly to every such separate general meeting, but the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be a person or persons together holding (or represented by proxy) not less than one third in nominal value of the issued shares of that class. Every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Alteration of Capital

We may, from time to time, by ordinary resolution:

●	increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

●	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

●	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so canceled subject to the provisions of the Companies Act;

●	sub-divide our shares or any of them into shares of smaller amount than is fixed by our memorandum and articles of association, subject nevertheless to the Companies Act, and so that the resolution whereby any share is subdivided may determine that, as between the holders of the share resulting from such subdivision, one or more of the shares may have any such preference or other special rights, or may have such deferred rights or be subject to any such restrictions as compared with, the others as we have the power to attach to unissued or new shares; and,

●	divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively as preferential, deferred, qualified, or special rights, privileges, conditions, or such restrictions which, in the absence of any such determination in a general meeting, may be determined by our directors.

We may, by special resolution, subject to any confirmation or consent required by the Companies Act, reduce our share capital or any capital redemption reserve or other undistributable reserve in any manner authorized by law.

Transfer of Shares

Subject to any applicable restrictions set forth in our memorandum and articles of association, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in any form prescribed by Nasdaq or in any other form which our directors may approve. You should note that, under Cayman Islands law, a person whose name is entered on the register of members will be deemed to be a member or shareholder of our company. We have designated American Stock Transfer and Trust Company as our share registrar.

Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

●	the instrument of transfer is lodged with us accompanied by the certificate for the shares to which it relates, and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do);

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is duly and properly stamped (in circumstances where stamping is required); and

●	a fee of such maximum sum as Nasdaq may at any time be determined to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall send to each of the transferors and the transferee notice of such refusal within two months after the date on which the instrument of transfer was lodged.

The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by any other means in accordance with any requirements of Nasdaq, be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.

Share Repurchase

We are empowered by the Companies Act and our memorandum and articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Act, our memorandum and articles of association, and to any applicable requirements imposed from time to time by the SEC, Nasdaq, or by any recognized stock exchange on which our securities are listed.

Dividends

Subject to the Companies Act, we may declare dividends in any currency to be paid to our shareholders. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits that our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Act.

Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides, (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid upon a share in advance of calls shall be treated for this purpose as paid up on that share; and, (2) all dividends shall be apportioned and paid pro-rata according to the amounts paid upon the shares during any portion or portions of the period in respect of which the dividend is paid.

Our directors may also pay any dividend that is payable on any shares semi-annually or on any other dates, whenever our profits, in the opinion of our directors, justifies such payment.

Our directors may deduct from any dividend or other money payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls or otherwise.

No dividend or other money payable by us on or in respect of any share shall bear interest against us.

In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that: (1) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment, or (2) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. We may also, on the recommendation of our directors, resolve in respect of any particular dividend that, notwithstanding the foregoing, it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right of shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend, interest, or other sum payable in cash to any shareholder may be paid by check or warrant sent by mail addressed to the shareholder at his registered address or addressed to such person and at such addresses as the shareholder may direct. Every check or warrant shall, unless the shareholder or joint shareholders otherwise direct, be made payable to the order of the shareholder or, in the case of joint shareholders, to the order of the shareholder whose name stands first on the register in respect of such shares and shall be sent at their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

All dividends unclaimed by shareholders for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed by shareholders after a period of six years from the date of declaration of such dividend may be forfeited and, if so forfeited, shall revert to us. The payment by our board of directors of any unclaimed dividend or other sums payable on or in respect of a share into a separate account shall not constitute us a trustee in respect thereof.

Whenever our directors have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and, in particular, paid-up shares, debentures, or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises regarding such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of a person entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Untraceable Shareholders

We are entitled to sell any shares of a shareholder who is untraceable, provided that:

●	all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of twelve years prior to the publication of the advertisement and during the three months referred to in the third bullet point below;

●	we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and,

●	we have caused an advertisement to be published in newspapers in the manner stipulated by our memorandum and articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement, and Nasdaq has been notified of such intention.

Issuance of Additional Ordinary Shares or Preference Shares

Subject to the Companies Act and the rules of Nasdaq and without prejudice to any special rights or restrictions for the time being attached to any shares or any class of shares, our board of directors may issue additional ordinary shares from time to time as our board of directors determines, to the extent of available authorized but unissued shares and establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms, and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, conversion rights, voting rights; and,

●	the rights and terms of redemption and liquidation preferences.

Subject to the foregoing, our board of directors may issue a series of preference shares without action by our shareholders to the extent authorized but unissued. Accordingly, the issuance of preference shares may adversely affect the rights of the holders of the ordinary shares. In addition, the issuance of preference shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of preference shares may dilute the voting power of holders of ordinary shares.

Committees of Board of Directors

Pursuant to our memorandum and articles of association, our board of directors, we have established an audit committee, a compensation committee, and a corporate governance and nominating committee.

Differences in Corporate Law

The Companies Act is modeled after similar laws in the United Kingdom but does not follow recent changes in United Kingdom laws. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States, such as in the State of Delaware.

	Cayman Islands	Delaware
Mergers and Similar Arrangements	The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (2) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (1) a special resolution of the shareholders of each constituent company, and (2) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation that is effected in compliance with these statutory procedures.

Under Delaware law, with certain exceptions, a merger, a consolidation, or a sale, lease or exchange of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. However, unless required by its certificate of incorporation, approval is not required by the holders of the outstanding stock of a constituent corporation surviving a merger if:

●   the merger agreement does not amend in any respect its certificate of incorporation;

●   each share of its stock outstanding prior to the merger will be an identical share of stock following the merger; and

●   either no shares of the surviving corporation’s common stock and no shares, securities or obligations convertible into such stock will be issued or delivered pursuant to the merger, or the authorized unissued shares or treasury shares of the surviving corporation’s common stock to be issued or delivered pursuant to the merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered pursuant to the merger do not exceed 20% of the shares of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number representing seventy-five per cent in value of the creditors or class of creditors (where a compromise or arrangement is proposed between a company and its creditors or any class of them, as the case may be) or seventy-five per cent in value of the members or class of members (where a compromise or arrangement is proposed between a company and its members or class of members, as the case may be), that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●   the statutory provisions as to the required majority vote have been met;

●   the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●   the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●   the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer that has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (1) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (2) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected (and have had occasion) to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) that permit a minority shareholder to commence a class action against, or derivative actions in the name of, our company to challenge:

●   an act that is ultra vires or illegal and is therefore incapable of ratification by the shareholders;

●   an act that constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company; and

●   the act complained of, although not ultra vires, could only be effected duly if authorized by more than the number of votes which have actually been obtained.

Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit a winning plaintiff to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors and Executive Officers and Limitation of Liability	Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that we shall indemnify our directors, secretary and other officers and every auditor for the time being and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of our company and everyone of them, and everyone of their heirs, executors and administrators against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.	A corporation has the power to indemnify any director, officer, employee, or agent of the corporation who was, is or is threatened to be made a party to an action, suit or proceeding who acted in good faith and in a manner they believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct would be unlawful, against amounts actually and reasonably incurred. Additionally, under the Delaware General Corporation Law, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties	As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company: a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director acts in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.

In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Shareholder Action by Written Consent	our memorandum and articles of association provide that shareholders may not approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.	Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.

Shareholder Proposals	The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association allow our shareholders holding shares which carry in aggregate not less than one-fifth of the total issued and paid up share capital of our Company carrying the right to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.	Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cumulative Voting	Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.	Under the Delaware General Corporation Law, cumulative voting for election of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it.

Removal of Directors	Under our memorandum and articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. In addition, a director’s office shall be vacated if the director (1) resigns his office by notice in writing delivered to our company at the registered office or tendered at a meeting of the board, (2) becomes of unsound mind or dies, (3) without special leave of absence from the board, is absent from meetings of the board for six consecutive months and the board resolves that his office be vacated, (4) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors, (5) is prohibited by law from being a director, or (6) ceases to be a director by virtue of any provision of the applicable Cayman law or is removed from office pursuant to our memorandum and articles of association.	Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Transactions with Interested Shareholders	Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.	The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years.

This statute has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Dissolution; Winding Up	Under Cayman Islands law, a company may be wound up either by an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances, including where it is, in the opinion of the court, just and equitable to do so.	Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Variation of Rights of Shares	Under our memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be materially adversely varied with the consent in writing of all the holders of the issued shares of that class or with the sanction of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.	Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Amendment of Governing Documents	Under Cayman Islands law, our memorandum and articles of association may only be amended with a special resolution of our shareholders.	Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Rights of Non-resident or Foreign Shareholders	There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.	Under Delaware General Corporation Law, there are no restrictions on foreign shareholders, and all the stock or membership interests in a Delaware company can be owned by non-U.S. nationals.

History of Securities Issuance

The following is a summary of our securities issuances and re-designations during the past three years.

Ordinary Shares

Share issuance prior to the Share Consolidation

Upon the completion of the Merger on December 23, 2023, our authorized share capital was US$2,231,734,400 divided into 4,300,000,000 ordinary shares, par value of US$0.519008 each, comprising 2,000,000,000 Class A ordinary shares and 2,300,000,000 Class B ordinary shares. On the same date, we re-designated and re-classified 3,265,837 ordinary shares as the same number of Class A ordinary shares. In addition, we issued a total of 80,519,969 ordinary shares, including 25,936,012 Class A ordinary shares and 54,583,957 Class B ordinary shares, upon the completion of the Merger on December 23, 2023 to BJY’s shareholders based on the conversation ratio that each share of BJY received 0.7807324 ordinary shares. Specifically, we issued 4,820,374 Class A ordinary shares to IBettering International Group Limited, 6,064,656 Class A ordinary shares to Zhengxin Technology Limited, 3,238,355 Class A ordinary shares to IGrowing International Group Limited, 195,188 Class A ordinary shares to ABUNDANT MAGNUM LIMITED, 5,008,493 Class A ordinary shares to Huatu Hong Yang International Limited, 1,463,869 Class A ordinary shares to Banyan Partners Fund II, L.P., 112,307 Class A ordinary shares to Bshvc Limited, 71,770 Class A ordinary shares to Ronghe International Limited, 2,729,776 Class A ordinary shares to JointForce Fund I LP, 1,080,878 Class A ordinary shares to Yijia Enterprise Management Limited, 1,080,878 Class A ordinary shares to Arbor Investment I Holdings Limited, and 69,468 Class A ordinary shares to Xiangmu Ltd. We also issued 28,055,888 Class B ordinary shares to Jia Jia BaiJiaYun Ltd, 17,886,414 Class B ordinary shares to Duo Duo International Limited and 8,641,655 Class B ordinary shares to Nuan Nuan Ltd.

On March 29, 2023, we issued 37,992 Class A ordinary shares to Zhikang Dai, 189,961 Class A ordinary shares to Guojing Huang, 1,543,814 Class A ordinary shares to Wei Qu and 32,863 Class A ordinary shares to Jing Zhang. On the same date, we issued 42,171 Class A ordinary shares to Wei Feng, 43,449 Class A ordinary shares to Zhijian Liu and 42,171 Class A ordinary shares to Bing Wei.

On June 20, 2023, Duo Duo International Limited transferred 1,000,000 Class B ordinary shares to YunYun Limited, which were automatically converted into the same number of Class A ordinary shares.

On June 20, 2023, we issued 9,380,546 Class A ordinary shares to Baijiayun ESOP Platform Limited at nominal value. Baijiayun ESOP Platform Limited holds such shares as the nominee of our equity incentive trust pursuant to our 2023 Share Incentive Plan.

On July 12, 2023, Duo Duo International Limited surrendered 7,406,060 Class B ordinary shares.

On the same date, 9,480,354 Class B ordinary shares held by Duo Duo International Limited were converted into the same number of Class A ordinary shares, 1,000,000 Class B ordinary shares held by Jia Jia BaiJiaYun Ltd were converted into the same number of Class A ordinary shares, and 5,909,091 Class B ordinary shares held by Nuan Nuan Ltd were converted into the same number of Class A ordinary shares.

On October 31, 2023, we awarded 90,000 restricted share units (“RSUs”) to our independent directors, with one-thirds of these RSUs vesting on October 31, 2023, the other two one-thirds of these RSUs vesting on March 31,2024 and 2025, respectively.

On October 31, 2023, we awarded 5,623,655 RSUs to our employees, which vested on the same date.

Share issuance following the Share Consolidation

At the general meeting held on May 29, 2024, our shareholders approved the Share Consolidation, which became effective on May 30, 2024. Upon the effective time of the Share Consolidation, every five Class A ordinary shares of par value US$0.519008 each were consolidated into one Class A ordinary share of par value US$2.59504 each, and every five Class B ordinary shares of par value US$0.519008 each were consolidated into one Class B ordinary share of par value US$2.59504 each. Following the Share Consolidation, our authorized share capital was US$2,231,734,400 divided into 860,000,000 ordinary shares of par value US$2.59504 each, comprising 400,000,000 Class A ordinary shares, and 460,000,000 Class B ordinary shares. The Share Consolidation became effective in Cayman Islands on May 30, 2024, and post-Share Consolidation Class A ordinary shares began trading on Nasdaq on June 10, 2024. At the general meeting held on May 29, 2024, our shareholders also approved the capital reduction (the “Capital Reduction”) and the change of authorized share capital (collectively, the “Capital Reorganization”), subject to and conditional upon the Capital Reduction being granted by the Grand Court of the Cayman Islands confirming the Capital Reduction and registration by the Registrar of Companies of the Cayman Islands of the relevant court order and shareholder minutes confirming the Capital Reduction. The Capital Reorganization became effective on September 27, 2024. Following the effectiveness of the Capital Reorganization, our authorized share capital is US$86,000, divided into 860,000,000 ordinary shares of par value US$0.0001 each, comprising 400,000,000 Class A ordinary shares of par value US$0.0001 each, and 460,000,000 Class B ordinary shares of par value US$0.0001 each.

Warrants

Upon the completion of the Merger on December 23, 2023, we issued warrants to subscribe for an aggregate of 17,964,879 Class A ordinary shares to certain shareholders of BJY in lieu of shares issuable upon the completion of the Merger, as the required ODI filings had not been completed. The warrants accord the holders with all rights and obligations attached to our Class A ordinary shares, as if such warrant holders had exercised the warrants and been duly registered as our shareholders. Specifically, we issued the followings:

●	a warrant to subscribe for 3,342,478 Class A ordinary shares to BSH Wining Limited,

●	a warrant to subscribe for 3,242,647 Class A ordinary shares to GP Hitech Holdings Limited,

●	a warrant to subscribe for 3,011,016 Class A ordinary shares to Shenzhen Dachen Chuanghong Private Equity Investment Enterprise (limited partnership),

●	a warrant to subscribe for 1,985,285 Class A ordinary shares to GP Venture Capital Limited,

●	a warrant to subscribe for 1,849,047 Class A ordinary shares to Guiyang Fuwu Waibao and Hujiao Chanye Chuangye Investment Fund Co., Ltd.,

●	a warrant to subscribe for 1,323,511 Class A ordinary shares to Beijing Guoke Dingzhi Equity Investment Center (limited partnership),

●	a warrant to subscribe for 1,254,044 Class A ordinary shares to SMCD Limited, warrant to subscribe for 878,332 Class A ordinary shares to QF Capital Limited,

●	a warrant to subscribe for 780,726 Class A ordinary shares to QF Group Limited, and

●	a warrant to subscribe for 297,793 Class A ordinary shares to Shenzhen Caizhi Chuangying Private Equity Investment Enterprise (limited partnership).

Under the warrant agreements, the warrant holder is entitled to, after completion of the required ODI filings, purchase the said number of Class A ordinary shares at nominal value.

Convertible Note

On February 20, 2023, pursuant to a securities purchase agreement, we issued a two-year convertible note with a principal amount of US$10 million and an annual interest rate of 4% to BetterJoy Limited Partnership, which may be convertible into our Class A ordinary shares. The principal amount and the interest payable under the convertible note will mature on February 1, 2025, unless earlier converted or redeemed. The holder shall be entitled to convert any portion of the outstanding and unpaid conversion amount into our Class A ordinary shares at the fixed conversion price by serving a conversion notice. The convertible note has a fixed conversion price of US$10.00 per Class A ordinary share and a floor price of US$7.00 per Class A ordinary share at events of default. The holder shall not hold at any time in excess of 4.99% of the number of Class A ordinary shares outstanding immediately after giving effect to such conversion.

In addition, on February 1, 2024 and February 1, 2025, respectively, we shall redeem an applicable redemption amount in accordance with the redemption schedule provided in the convertible note in cash, Class A ordinary shares through conversion of the note, or a combination of both, at our option. We also have the right, but not the obligation, to redeem early in cash a portion or all amounts outstanding under the convertible note by delivering a written company redemption notice, subject to certain prior notice and trading price requirements. In September 2023, we repaid the US$10.0 million of convertible notes and the related interest.

Options

See “Item 6. Directors, Senior Management and Employees — B. Compensation — 2023 Share Incentive Plan,” and “Item 6. Directors, Senior Management and Employees — B. Compensation — 2024 Share Incentive Plan” in our most recently filed annual report on Form 20-F, which is incorporated in this prospectus by reference.

TAXATION

The following discussion is a summary of certain anticipated Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our Class A ordinary shares. The discussion does not deal with all possible tax consequences relating to an investment in our Class A ordinary shares and does not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities, insurance companies and tax-exempt entities) may be subject to special rules. In particular, the discussion does not address the tax consequences under state, local, and other national tax laws. Accordingly, each prospective investor should consult its own tax advisor regarding the particular tax consequences to it of an investment in our Class A ordinary shares. The following discussion is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change.

Cayman Islands Taxation

The Cayman Islands currently has no exchange control restrictions. The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation, and there is no taxation in the nature of inheritance tax or estate duty.

There are no other taxes likely to be material to our company levied by the government of the Cayman Islands, save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not a party to any double tax treaties that are applicable to any payments made to or by our company. The Cayman Islands are a party to a double tax treaty entered into with the United Kingdom in 2010 but otherwise is not party to any double tax treaties.

Pursuant to section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, we have obtained an undertaking from the Governor in Cabinet:

(1)	that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to our company or our operations; and,

(2)	in addition, no tax is levied on profits, income, gains, or appreciation, or no tax which is in the nature of estate duty or inheritance tax shall be payable by our company:

(i)	on or in respect of the shares, debentures, or other obligations of the Company; or,

(ii)	by way of withholding in whole or in part of any relevant payment as defined in section 6(3) of the Tax Concession Act (As Revised).

The undertaking is for a period of 20 years from November 14, 2024.

PRC Taxation

There are significant uncertainties under the EIT Law, which became effective on December 29, 2008, regarding our enterprise income tax liabilities, such as a tax on any dividends paid to us by our PRC subsidiaries. The EIT Law also contains uncertainties regarding possible PRC withholding tax on dividends we pay to our overseas shareholders and gains realized from the transfer of our shares by our overseas shareholders.

Under the EIT Law, enterprises established under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered to be PRC tax resident enterprises for tax purposes and subject to the tax obligations of a PRC tax resident. If our Cayman Islands holding company is considered as a PRC tax resident enterprise under the EIT Law, then our global income will be subject to enterprise income tax at the rate of 25%.

On April 22, 2009, the SAT issued a Notice Regarding Recognition of Overseas Incorporated Enterprises Controlled by PRC Domestic Enterprises as PRC Resident Enterprises Based on the De Facto Management Body Criteria (the “Tax Residency Notice”). Under the Tax Residency Notice, which was retroactively effective as of January 1, 2008, an overseas enterprise will be deemed to be a PRC resident enterprise and thus subject to enterprise income tax of 25% on its global income if it satisfies four conditions, including (1) the company’s management team responsible for daily operations are located in China, or the location where the management team carries out their responsibilities is in China; (2) finance and personnel decisions are made or need approval by institutions or people in China; (3) the company’s major property, accounting ledger, company seal and minutes of board meetings and shareholder meetings are kept in China; and, (4) at least half of the members of the board of directors with voting rights or the management team habitually live in China.

Although the Tax Residency Notice applies only to overseas registered enterprises controlled by PRC enterprises, not to those controlled by PRC individuals, the determining criteria set forth in the Tax Residency Notice may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or individuals. If we are deemed a PRC resident enterprise, we may be subject to enterprise income tax at 25% on our global income. If we are considered a resident enterprise and earn income other than dividends from our PRC subsidiaries, a 25% enterprise income tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability.

However, China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its overseas parent, will normally be subject to PRC tax.

If dividend payments from our PRC subsidiaries to us are subject to PRC withholding tax, our results of operations and financial condition, and the amount of dividends available to pay our shareholders may be adversely affected. Also, if dividends we pay to our overseas shareholders or gains realized by such shareholders from the transfer of our shares are subject to PRC tax, it may materially and adversely affect your investment return and the value of your investment in us. There is an income tax treaty in effect between the United States and China, so that U.S. shareholders may be entitled to certain benefits under such treaty.

U.S. Federal Income Taxation

General

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Class A ordinary shares purchased in this offering, but is for general information purposes only and does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not successfully challenge one or more of the tax consequences described herein.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our Class A ordinary shares that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or,

●	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A beneficial owner of our Class A ordinary shares that is described above is referred to herein as a “U.S. Holder.” If a beneficial owner of our Class A ordinary shares is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders of owning and disposing of our Class A ordinary shares are described below under the heading “Non-U.S. Holders.”

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold our Class A ordinary shares as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax or tax on net investment income. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

●	financial institutions or financial services entities;

●	broker-dealers in securities or currencies;

●	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

●	tax-exempt entities;

●	tax-qualified retirement plans;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	certain expatriates or former long-term residents of the United States;

●	persons that actually or constructively own 5% or more of our shares (by vote or value);

●	persons that acquired our Class A ordinary shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

●	persons that hold our Class A ordinary shares as part of a straddle, constructive sale, hedging, conversion, or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	controlled foreign corporations; or,

●	passive foreign investment companies.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws, or, except as discussed herein, any tax reporting obligations applicable to a holder of our Class A ordinary shares. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our Class A ordinary shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Class A ordinary shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) by us on our Class A ordinary shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our Class A ordinary shares will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the IRS or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings, or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF OUR CLASS A ORDINARY SHARES. IT IS NOT TAX ADVICE. EACH HOLDER OF OUR CLASS A ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR IN RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Taxation of cash distributions paid on Class A ordinary shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on our Class A ordinary shares. A cash distribution on our Class A ordinary shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividend generally will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. The portion of such distribution, if any, in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A ordinary shares. Any remaining excess generally will be treated as gain from the sale or other taxable disposition of such Class A ordinary shares and will be treated as described under “Taxation on the disposition of Class A ordinary shares” below.

With respect to non-corporate U.S. Holders, such cash dividends may be subject to U.S. federal income tax at the lower applicable regular long term capital gains tax rate (see “Taxation on the disposition of Class A ordinary shares” below) provided that, (1) our Class A ordinary shares are readily tradable on an established securities market in the United States or, in the event we are deemed to be a PRC “resident enterprise” under the relevant PRC tax laws, we are eligible for the benefits of the Agreement between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income(the “U.S.-PRC Tax Treaty”), (2) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under published IRS authority, shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include Nasdaq. Although our Class A ordinary shares are currently listed and traded on Nasdaq, U.S. Holders nonetheless should consult their own tax advisors regarding the availability of the lower tax rate for any cash dividends paid in respect to our Class A ordinary shares.

If a PRC income tax applies to any cash dividends paid to a U.S. Holder on our Class A ordinary shares, such tax may be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, if such PRC tax applies to any such dividends, a U.S. Holder may be entitled to certain benefits under the U.S.-PRC Tax Treaty if such holder is considered a resident of the United States for purposes of, and otherwise meets the requirements of, the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Taxation on the disposition of Class A ordinary shares

Upon a sale or other taxable disposition of our Class A ordinary shares, and subject to the PFIC rules discussed below, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Class A ordinary shares.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders generally are subject to U.S. federal income tax at a maximum regular rate of 20%. A capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for our Class A ordinary shares exceeds one year. The deductibility of capital losses is subject to various limitations.

If a PRC income tax applies to any gain from the disposition of our Class A ordinary shares by a U.S. Holder, such tax may be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, if such PRC tax applies to any gain, such U.S. Holder may be entitled to certain benefits under the U.S.-PRC Tax Treaty if such holder is considered a resident of the United States for purposes of, and otherwise meets the requirements of, the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Passive foreign investment company rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro-rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro-rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce passive income. Passive income generally includes dividends, interest, rents, royalties (other than certain rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets. Further, we will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25 percent or more (by value) of the stock. Although the law in this regard is unclear, we treat the VIEs (and their subsidiaries) as being owned by us for U.S. federal income tax purposes, not only because we exercise effective control over the operations of such entities but also because we are entitled to substantially all of the economic benefits associated with such entities, and, as a result, we consolidate such entities’ operating results in our consolidated financial statements.

Our taxable year for U.S. federal income tax purposes is same as our fiscal year, which recently changed from a December 31 year-end to a June 30 year-end in connection with the Merger. We have not performed a definitive analysis as to our PFIC status for our taxable year ended June 30, 2023, including whether we would qualify for the “change of business exception.” Assuming we are treated as the owners of the VIEs and their respective subsidiaries, and based on the composition and characterization of our assets and income, we believe it is reasonable to take a position that we were not classified as a PFIC for the taxable year ended June 30, 2024. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the IRS will not challenge our determination or the classification of our income or our assets in this regard, or that we will not be classified as a PFIC for the current taxable year or future taxable years. In particular, for purposes of the PFIC asset test, the value of our assets will depend in part on the market price of our Class A ordinary shares, which has and could continue to fluctuate significantly. Accordingly, we may become classified as a PFIC for our current taxable year ending June 30, 2025 and future taxable years if the market price of our Class A ordinary shares does not increase or continues to decline and/or we do not invest a substantial amount of cash and other passive assets we hold in assets that produce or are held for the production of non-passive income. Further, if it were determined, however, that we are not the owner of the VIEs or their respective subsidiaries for U.S. federal income tax purposes, we may be treated as a PFIC in any particular year. Because of these uncertainties and because PFIC status is a fact-intensive determination made on an annual basis, there can be no assurance that we were not classified as a PFIC for our taxable year ended June 30, 2024, or that we will not be classified as a PFIC for the current taxable year or in future taxable years. Furthermore, a U.S. Holder will generally be treated as holding an equity interest in a PFIC in the first taxable year of the U.S. Holder’s holding period in which we become a PFIC and subsequent taxable years even if, we, in fact, cease to be a PFIC in subsequent taxable years.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our Class A ordinary shares, and, in the case of our Class A ordinary shares, the U.S. Holder did not make either a timely qualified electing fund (the “QEF”) election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Class A ordinary shares, or a mark-to-market election, each as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes with respect to:

●	any gain recognized by the U.S. Holder on the sale or other disposition of our Class A ordinary shares; and

●	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Class A ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Class A ordinary shares).

Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated a rate corresponding to the U.S. Holder’s holding period for the Class A ordinary shares;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are qualified as a PFIC (a “pre-PFIC year”), will be taxed as ordinary income;

●	the amount allocated to each prior taxable year (or portion thereof) of the U.S. Holder and included in its holding period, other than a pre-PFIC year, will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and,

●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year of the U.S. Holder, other than a pre-PFIC year.

If we are a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, a U.S. Holder of our Class A ordinary shares should be deemed to own a portion of the shares of such lower-tier PFIC, and could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, or the U.S. Holder were otherwise deemed to have disposed of an interest in, the lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to our Class A ordinary shares by making a timely QEF election (or a QEF election along with a purging election). Pursuant to the QEF election, a U.S. Holder generally will be required to include in income its pro-rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends if we qualified as a PFIC in that taxable year. However, a U.S. Holder may make a QEF election only if we agree to provide certain tax information to such holders annually. At this time, we do not intend to provide U.S. Holders with such information as may be required to make a QEF election effective.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns Class A ordinary shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election in respect of such Class A ordinary shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Class A ordinary shares and for which we are determined to be PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its Class A ordinary shares as long as such shares continue to be treated as marketable stock. Instead, in general, the U.S. Holder will include as ordinary income for each year that we are treated as a PFIC the excess, if any, of the fair market value of its Class A ordinary shares at the end of its taxable year over the adjusted tax basis in its Class A ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted tax basis of its Class A ordinary shares over the fair market value of such shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Class A ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Class A ordinary shares in a taxable year in which we are treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) our Class A ordinary shares and for which we are determined to be PFIC.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. While our Class A ordinary shares currently are listed and traded on Nasdaq, U.S. Holders nonetheless should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our Class A ordinary shares under their particular circumstances.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a market-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our Class A ordinary shares should consult their own tax advisors concerning the application of the PFIC rules to our Class A ordinary shares under their particular circumstances.

Non-U.S. Holders

Cash dividends paid to a Non-U.S. Holder in respect to our Class A ordinary shares, generally will not be subject to U.S. federal income tax, unless such dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States). In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of our Class A ordinary shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States), or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition, and certain other conditions are met (in which case such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Cash dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) generally will be subject to regular U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S federal income tax purposes should apply to distributions made or deemed made on our Class A ordinary shares within the United States to a U.S. Holder (other than an exempt recipient) and to the proceeds from sales and other dispositions of our Class A ordinary shares by a U.S. Holder (other than an exempt recipient) to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its Class A ordinary shares and adjustments to that tax basis and whether any gain or loss with respect to such Class A ordinary shares is long-term or short-term also may be required to be reported to the IRS, and certain holders may be required to file an IRS Form 8938 (Statement of Specified Foreign Financial Assets) to report their interest in our Class A ordinary shares.

Moreover, backup withholding of U.S. federal income tax, at a rate of 24%, generally will apply to cash dividends paid on our Class A ordinary shares to a U.S. Holder (other than an exempt recipient) and the proceeds from sales and other dispositions of our Class A ordinary shares by a U.S. Holder (other than an exempt recipient), in each case who:

●	fails to provide an accurate taxpayer identification number;

●	is notified by the IRS that backup withholding is required; or,

●	in certain circumstances fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Selling Securityholder

This prospectus relates to the possible resale from time to time by the Selling Securityholder of any or all of the Class A ordinary shares that may be issued by us to the Selling Securityholder under the Purchase Agreement or the Notes. For additional information regarding the issuance of Class A ordinary shares covered by this prospectus, see the section titled “Summary of the Prospectus – Recent Development – Standby Equity Purchase Agreement and Convertible Promissory Notes” above.

The table below presents information regarding the Selling Securityholder and the ordinary shares that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Securityholder. The number of ordinary shares in the column “Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus” represents all of the ordinary shares that the Selling Securityholder may offer under this prospectus and does not take into account any applicable limitations on the receipt of such shares under the Purchase Agreement and the Notes, including the beneficial ownership limitation described above. The 4,378,380 Class A ordinary shares that are subject to resale by the Selling Securityholder represent the sum of (1) 4,324,325 Class A ordinary shares issuable to the Selling Securityholder upon the conversion of the Notes with an aggregate principal amount of US$8,000,000, and (2) 54,055 Commitment Shares. The Selling Securityholder may sell some, all or none of its ordinary shares in this offering. We do not know how long the Selling Securityholder will hold the ordinary shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Securityholder regarding the sale of any of the ordinary shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes ordinary shares with respect to which the Selling Securityholder has voting and investment power. The percentage of ordinary shares beneficially owned by the Selling Securityholder prior to the offering shown in the table below is based on an aggregate of 25,616,657 ordinary shares outstanding as of the date of this prospectus. The number of ordinary shares that may actually be sold by us under the Purchase Agreement may be fewer than the number of ordinary shares being offered by this prospectus. The fourth column assumes the sale of all of the ordinary shares offered by the Selling Securityholder pursuant to this prospectus.

	Number of Class A Ordinary Shares Beneficially Owned		Maximum Number of Class A Ordinary Shares Being Offered	Number of Class A Ordinary Shares Beneficially Owned Post-Offering
Name of Selling Securityholder(1)	Number	Percent	Offered	Number(2)	Percent
YA II PN, LTD.	0	-	4,378,380	-	-

(1)	All investment decisions for the Selling Securityholder are made by Mr. Mark Angelo. The business address of the Selling Securityholder is 1012 Springfield Avenue, Mountainside, NJ 07092.

(2)	Assumes that the Selling Securityholder (i) will sell all of the ordinary shares beneficially owned by it that are covered by this prospectus and (ii) does not acquire beneficial ownership of any additional ordinary shares.

PLAN OF DISTRIBUTION

The Class A ordinary shares offered by this prospectus are being offered by the Selling Securityholder. The Class A ordinary shares may be sold or distributed from time to time by the Selling Securityholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholder. We may receive up to US$50,000,000 (less the applicable original issue discount in connection with the Notes) aggregate gross proceeds under the Purchase Agreement from any sales we make to the Selling Securityholder pursuant to the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell the Class A ordinary shares to the Selling Securityholder after the date of this prospectus.

The sale of the Class A ordinary shares offered by the Selling Securityholder through this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the Class A ordinary shares;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, sales of the shares may be limited to sales through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, with respect to the Class A ordinary shares the Company may direct the Selling Securityholder to purchase under the Purchase Agreement, but not with respect to those Class A ordinary shares issuable in connection with the Pre-paid Advance and any related conversion of the Notes.

The Selling Securityholder has informed us that it may use one or more registered broker-dealers to effectuate sales of our Class A ordinary shares that it may acquire from us pursuant to the Purchase Agreement. Such sales may be made at prices and at terms then prevailing or at prices related to the then current market price. Any such registered broker-dealer may, in some circumstances (for instance if such registered broker-dealer’s involvement is not limited to receiving commission not in excess of the usual and customary distributors’ or sellers’ commissions), be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act.

Brokers, dealers, underwriters or agents participating in the distribution of the Class A ordinary shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Securityholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of the Class A ordinary shares sold by the Selling Securityholder may be less than or in excess of customary commissions. Neither we nor the Selling Securityholder can presently estimate the amount of compensation that any agent will receive from any purchasers of the Class A ordinary shares sold by the Selling Securityholder.

We know of no existing arrangements between the Selling Securityholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Class A ordinary shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of the Class A ordinary shares offered by this prospectus by the Selling Securityholder, including with respect to any compensation paid or payable by the Selling Securityholder to any brokers, dealers, underwriters or agents that participate in the distribution of such Class A ordinary shares by the Selling Securityholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the Class A ordinary shares covered by this prospectus by the Selling Securityholder.

As consideration for its irrevocable commitment to purchase our Class A ordinary shares under the Purchase Agreement, we have agreed to pay a commitment fee in an amount equal to US$500,000 in cash or by the issuance of 54,055 Commitment Shares.

We also have agreed to indemnify the Selling Securityholder and certain other persons against certain liabilities in connection with the offering of the Class A ordinary shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Securityholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Securityholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

The Selling Securityholder has represented to us that at no time prior to the date of the Purchase Agreement has the Selling Securityholder or any entity managed or controlled by the Selling Securityholder, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale or any transaction which establishes a net short position with respect to the Class A ordinary shares. The Selling Securityholder has agreed that during the term of the Purchase Agreement, none of the Selling Securityholder, its officers, its sole member, or any entity managed or controlled by the Selling Securityholder, will enter into or effect, directly or indirectly, any of the transactions described in the immediately preceding sentence for its own account or for the account of any other such person or entity.

We have advised the Selling Securityholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Securityholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all Class A ordinary shares offered by this prospectus have been sold by the Selling Securityholder.

Our Class A ordinary shares are currently listed on The Nasdaq Global Market under the symbol “RTC.”

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

We conduct our business in China and our assets are located in China. All of our executive officers are located in China. All of our directors who are not our executive officers are located in China, except for one independent director. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

Conyers Dill & Pearman, our counsel as to Cayman Islands law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of the U.S. courts obtained against us or our directors or executive officers that are predicated upon the civil liability provisions of the U.S. securities laws or any U.S. state; or (2) entertain original actions brought in the Cayman Islands against us or our directors or executive officers that are predicated upon the U.S. securities laws or the securities laws of any U.S. state.

We have been advised by Conyers Dill & Pearman that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (1) such courts had proper jurisdiction over the parties subject to such judgment; (2) such courts did not contravene the rules of natural justice of the Cayman Islands; (3) such judgment was not obtained by fraud; (4) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (5) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (6) there is due compliance with the correct procedures under the laws of the Cayman Islands.

However, the Cayman Islands courts are unlikely to enforce a judgment obtained from United States courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

China

Zhong Lun, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (2) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Zhong Lun has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.

However, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the Class A ordinary shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

LEGAL MATTERS

We are being represented by Wilson Sonsini Goodrich & Rosati, Professional Corporation with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Certain legal matters as to PRC law will be passed upon for us by Zhong Lun Law Firm. Wilson Sonsini Goodrich & Rosati, Professional Corporation may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law and Zhong Lun Law Firm with respect to matters governed by PRC law.

EXPERTS

The financial statements of BaiJiaYun Limited for the fiscal year ended June 30, 2022, incorporated in this prospectus by reference to the Annual Report of Baijiayun Group Ltd on Form 20-F for the fiscal year ended June 30, 2024, have been so incorporated in reliance on the report of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of MaloneBailey, LLP is located at 10370 Richmond Avenue, Suite 600 Houston, TX 77042.

The financial statements as of June 30, 2023 and for the fiscal year ended June 30, 2023 incorporated in this prospectus by reference to the Annual Report of Baijiayun Group Ltd on Form 20-F for the fiscal year ended June 30, 2024, have been so incorporated in reliance on the report of Shandong Haoxin Certified Public Accountants Co., Ltd., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of Shandong Haoxin Certified Public Accountants Co., Ltd. is located at 7th Floor, Building 10, Financial Square, No. 4899 Dong Feng East Street, High-tech District, Weifang, Shandong, China.

The financial statements as of June 30, 2024 and for the fiscal year ended June 30, 2024 incorporated in this prospectus by reference to the Annual Report of Baijiayun Group Ltd on Form 20-F for the fiscal year ended June 30, 2024, have been so incorporated in reliance on the report of Enrome LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of Enrome LLP is located at 143 Cecil Street #19-03/04, GB Building, Singapore.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our Class A ordinary shares. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms. We also maintain a website at investor.baijiayun.com, but information on our website, however, is not, and should not be deemed to be, a part of this prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus or any prospectus supplement.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus and any prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

Up to 4,378,380 Class A Ordinary Shares

Baijiayun Group Ltd

PROSPECTUS

The date of this prospectus is December 31, 2024